                                              Filed pursuant to Rule 424(B)(2)
                                           Registration Statement No. 33-53207



           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 17, 1994

                                  $185,000,000

                           THE DETROIT EDISON COMPANY

               7 5/8% QUARTERLY INCOME DEBT SECURITIES (QUIDSSM)
         (JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, DUE 2026)
                            ------------------------

     The QUIDS will mature on March 31, 2026. Interest on the QUIDS is payable quarterly on each March 31, June 30, September 30 and December 31, commencing March 31, 1996. The QUIDS will be redeemable at the option of the Company, in whole or in part, on or after March 31, 2001 at 100% of the principal amount redeemed together with accrued interest to the redemption date. The QUIDS will be represented by a Global Security or Securities that will be deposited with, or on behalf of, The Depository Trust Company, and will be available for purchase in denominations of $25 and any integral multiple thereof. See "Description of the QUIDS".

     Payment of the principal of and interest on the QUIDS is subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company. As of December 31, 1995, outstanding Senior Debt of the Company aggregated approximately $4.2 billion.

     Application has been made for listing of the QUIDS on the New York Stock Exchange.

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE S-2 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE QUIDS, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE QUIDS MAY BE DEFERRED AND CERTAIN RELATED FEDERAL INCOME TAX CONSEQUENCES.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
        SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                 PRICE TO          UNDERWRITERS'            PROCEEDS TO
                                 PUBLIC(1)       COMMISSIONS(2)(3)         COMPANY(1)(3)
                               -------------     ------------------   ------------------------
Per QUID.....................      100%                  3%                     97%
Total........................  $185,000,000          $5,550,000             $179,450,000

---------------
(1) Plus accrued interest, if any, from the date of original issuance.

(2) The Company has agreed to indemnify the Underwriters against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" in this Prospectus Supplement.

(3) Before deducting expenses payable by the Company estimated at $437,500, which includes $277,500 to be paid to the Underwriters in reimbursement of certain of their expenses.

                            ------------------------

     The QUIDS are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the QUIDS will be ready for delivery in New York, New York, on or about February 13, 1996.

QUIDS(SM) is a service mark of Goldman, Sachs & Co.

               GOLDMAN, SACHS & CO.              SMITH BARNEY INC.
                            ------------------------
          The date of this Prospectus Supplement is February 8, 1996.

                                  THE COMPANY

GENERAL

     The Detroit Edison Company (the "Company") is a Michigan corporation and a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square mile service area in southeastern Michigan which includes about 13% of Michigan's total land area and about half of its population, electric energy consumption and industrial capacity.

DTE ENERGY COMPANY

     Effective January 1, 1996, the Company became a wholly-owned subsidiary of DTE Energy Company ("DTE Energy"). DTE Energy is a Michigan corporation, incorporated in 1995, and an exempt holding Company under the Public Utility Holding Company Act. DTE Energy has no significant operations of its own, holding instead the stock of the Company and other energy-related businesses.

                                  RISK FACTORS

     Prospective purchasers of the QUIDS should carefully consider, in addition to the other information set forth elsewhere in this Prospectus Supplement, the following:

RIGHT OF COMPANY TO DEFER PAYMENT OF INTEREST

     So long as no Event of Default with respect to the QUIDS has occurred and is continuing, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time, to extend the interest payment period at any time and from time to time on the QUIDS, provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption (each such extended period, a "Deferral Period"). No interest shall be due and payable during a Deferral Period, but on the interest payment date occurring at the end of each Deferral Period the Company shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Deferral Period) all accrued and unpaid interest on the QUIDS, together with interest thereon compounded quarterly at the rate of interest on the QUIDS. In the event that the Company exercises its right to extend, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its Capital Stock until deferred interest on the QUIDS is paid in full, other than redemptions of any series of Capital Stock of the Company pursuant to the terms of any sinking fund provisions with respect thereto. In addition, during any Deferral Period, the Company may not make any advance or loan to, or purchase any securities of, or make any other investment in, any affiliate of the Company, including DTE Energy, for the purpose of, or to enable the payment of, directly or indirectly, dividends on any equity securities of DTE Energy. See "The Company".

     Upon the termination of any Deferral Period and the payment of all interest then due, the Company may commence a new Deferral Period. Consequently, there could be multiple Deferral Periods of varying lengths throughout the term of the QUIDS. See "Description of QUIDS -- Payment Deferral".

     In the event a Deferral Period occurs, holders of the QUIDS would continue, under the original issue discount rules, to accrue income on the QUIDS for United States federal income tax purposes. As a result, a holder ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its QUIDS prior to the record date for payment of interest at the end of a Deferral Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Deferral Period. The extent to which such a holder will receive a return on the QUIDS for the period it held such QUIDS will depend on the market for the QUIDS at the time of such disposition. See "Certain United States Federal Income Tax Consequences -- United States Holders".

     The Company has no current intention of exercising its right to extend an interest payment period.

POTENTIAL MARKET VOLATILITY DURING DEFERRAL PERIOD

     As described above, the Company has the right to extend an interest payment period from time to time, provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. In the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends a Deferral Period, the market price of the QUIDS is likely to be adversely affected. In addition, as a result of such rights, the market price of the QUIDS may be more volatile than other debt instruments that do not have such rights. A holder that disposes of its QUIDS during a Deferral Period, therefore, may not receive the same return on its investment as a holder that continues to hold its QUIDS.

SUBORDINATION OF QUIDS

     The QUIDS are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, but senior to all Capital Stock of the Company. On December 31, 1995, approximately $4.2 billion of such Senior Indebtedness was outstanding. There are no terms in the QUIDS that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the QUIDS. With respect to the QUIDS, the Indenture (as hereinafter defined) does not contain any cross-defaults to any other indebtedness of the Company, and therefore, a default with respect to, or the acceleration of, any such indebtedness will not constitute an "Event of Default" with respect to the QUIDS. As the QUIDS will be issued by the Company, the QUIDS effectively will be subordinate to all obligations of the Company's subsidiaries. See "Description of QUIDS -- Subordination" and "-- Subrogation".

CERTAIN TRADING CHARACTERISTICS OF THE QUIDS

     The QUIDS are expected to be approved for listing on the New York Stock Exchange, subject to notice of issuance. Trading of the QUIDS on the New York Stock Exchange is expected to commence within a thirty-day period after the initial delivery of the QUIDS. The QUIDS are expected to trade "flat". This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the QUIDS that is not included in the trading price. However, for United States federal income tax purposes, interest on the QUIDS is included in income as it accrues, rather than when it is paid. See "Certain United States Federal Income Tax Consequences."

CERTAIN FACTORS AFFECTING THE COMPANY

     The Company, in common with other public utilities having industrialized service areas, is experiencing increased competition and pressure to reduce rates in order to retain industrial customers. In addition, the Company, in common with other public utilities, is subject to extensive environmental regulation. Additional costs may result as the effects of various chemicals on the environment (including nuclear waste) are studied and governmental regulations are developed and implemented. The costs of future nuclear decommissioning activities are the subject of increased regulatory attention; however, the Company expects that substantially all of the costs of environmental compliance will be recovered through the ratemaking process.

     Substantially all of the Company's properties are subject to the lien of a Mortgage and Deed of Trust, under which approximately $3.6 billion of General and Refunding Mortgage Bonds were outstanding as of December 31, 1995. See "Capitalization" herein.

     Ownership of Fermi 2, a nuclear generating unit comprising 27% of the Company's total assets and 9% of the Company's summer net rated capability, subjects the Company to additional significant risks. Nuclear plants are highly regulated by a number of governmental agencies concerned with public health and safety and, consequently, are subject to greater risks and scrutiny.

     Certain non-utility subsidiaries were transferred to DTE Energy effective January 1, 1996 and the effect of these transfers on the following financial data and ratios is not material.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                        YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------
                                        1995         1994         1993         1992         1991
                                     ----------   ----------   ----------   ----------   ----------
                                                              (THOUSANDS)
Income Summary:
  Operating Revenues...............  $3,635,544   $3,519,341   $3,555,211   $3,558,143   $3,591,537
  Operating Income.................     739,322      719,395      843,947      953,156      943,898
  Net Income.......................     433,651      419,909      521,903      588,047      568,037

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratios of earnings to fixed charges* were as follows for the respective periods indicated:

        YEAR ENDED DECEMBER 31,
----------------------------------------
1995     1994     1993     1992     1991
----     ----     ----     ----     ----
3.21     3.13     3.25     3.09     2.74

---------------
* For the purposes of computing these ratios, earnings represent net income (including allowance for both borrowed and other funds used during construction, "AFUDC", accretion income and deferred Fermi 2 depreciation, amortization and return) before deducting income taxes and fixed charges. Fixed charges represent total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at December 31, 1995 and as adjusted to give effect to the issuance of the QUIDS offered hereby. The financial data at December 31, 1995 in the following table are derived from the Company's internal financial statements for the year ended December 31, 1995.

                                                                 DECEMBER 31, 1995
                                                    --------------------------------------------
                                                          ACTUAL                 AS ADJUSTED
                                                    -------------------      -------------------
                                                                    (THOUSANDS)
Long-Term Debt...................................   $3,706,216     49.3%     $3,706,216     48.1%
Quarterly Income Debt Securities.................       49,878      0.7         234,878      3.1
                                                    ----------    -----      ----------    -----
                                                     3,756,094     50.0       3,941,094     51.2
Cumulative Preferred Stock Redeemable Solely at
  the Option of the Company......................      326,604      4.3         326,604      4.2
Common Shareholders' Equity......................    3,436,308     45.7       3,436,308     44.6
                                                    ----------    -----      ----------    -----
                                                    $7,519,006    100.0%     $7,704,006    100.0%
                                                    ==========    =====      ==========    =====

                             YEAR END 1995 RESULTS

     Results for the years ended December 31, 1995 and 1994 are set forth below:

                                                                         1995          1994
                                                                      ----------    ----------
                                                                            (THOUSANDS)
Operating Revenues.................................................   $3,635,544    $3,519,341
Operating Expenses.................................................    2,896,222     2,799,946
                                                                      ----------    ----------
Operating Income...................................................   $  739,322    $  719,395
Other Deductions -- net............................................      (11,363)       (5,786)
Interest Charges -- net............................................      294,308       293,700
                                                                      ----------    ----------
Net Income.........................................................      433,651       419,909
Preferred Stock Dividends..........................................       27,737        29,640
                                                                      ----------    ----------
Net Income Available for Common Stock..............................   $  405,914    $  390,269
                                                                      ==========    ==========

     For the year ended December 31, 1995, the Company's net income available for Common Stock was $405.9 million, an increase of 4% from the $390.3 million earned in 1994. The increase in net income available for Common Stock was due to higher sales of electricity in 1995. The sales increase was partially offset by higher operating expenses, including a non-cash loss of $42 million ($32 million after-tax) on the Company's steam heating business due to the adoption, in the fourth quarter of 1995, of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     Total system sales to Detroit Edison's Southeastern Michigan electricity customers increased 4.1 percent from 1994 due to weather and economic conditions. Residential sales were up 6.9 percent, commercial sales up 2.5 percent, industrial sales up 3.5 percent and other sales (including sales for resale) up 5.3 percent. Interconnection sales rose 50.1 percent for 1995.

     In 1995, substantially warmer summer weather increased air conditioning and cooling-related loads and colder fall weather increased heating-related loads in the fourth quarter. Improved economic conditions spurred higher sales to commercial, automotive and other industrial customers. With more energy available for sale and lower dispatch prices, interconnection sales increased during 1995 to meet the increased demand for energy during the warmer summer and colder fall months.

                            DESCRIPTION OF THE QUIDS

GENERAL

     The QUIDS will be a series of notes to be issued under the Note Indenture, dated as of June 30, 1993, as supplemented, and as further supplemented by a Fifth Supplemental Indenture dated as of February 1, 1996 creating the QUIDS (as supplemented, the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"). The following statements with respect to the QUIDS are summaries and are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the QUIDS and the Indenture, including the definitions therein of certain terms capitalized and not otherwise defined in this Prospectus Supplement. Wherever references are made to particular provisions of the Indenture or terms defined therein, such provisions or definitions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references.

     $410 million aggregate principal amount of the notes of the Company previously issued under the Indenture are secured as to payment of principal, interest and premium, if any, by the

Company's General and Refunding Mortgage Bonds pledged to the Trustee for the benefit of the holders of such securities. The QUIDS offered hereby, as well as $49.9 million aggregate principal amount of 8.50% QUIDS previously issued, will not, and do not, have the benefit of any Mortgage Bonds or any other security.

     The QUIDS will constitute an additional series of unsecured, subordinated debt securities, will be subordinated to Senior Indebtedness of the Company, as described herein, will be limited in aggregate principal amount to $185,000,000 and will mature on March 31, 2026 (the "Stated Maturity"). The annual interest requirement on the QUIDS will be $14,106,250.

     The QUIDS will be issued only in book-entry form through the facilities of DTC and will be in denominations of $25 and integral multiples thereof. Transfers or exchanges of beneficial interests in the QUIDS may be effected only through records maintained by DTC or its nominee. Settlement and secondary trading in the QUIDS will be in next-day funds unless and until DTC converts to solely same-day funds settlement and secondary trading. Payments of principal and interest on the QUIDS will be made to DTC in immediately available funds, as described in the Prospectus. For a description of DTC and the specific terms of the depository arrangements, see "DTC Book-Entry-Only System" in the accompanying Prospectus.

QUARTERLY PAYMENTS

     Interest on the QUIDS will accrue from the date of original issuance at a rate of 7 5/8% per annum and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"), commencing March 31, 1996 to the persons in whose names the QUIDS are registered on the relevant record dates, which will be one Business Day (as hereinafter defined) prior to the relevant Interest Payment Dates (each a "Record Date").

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the QUIDS is not a Business Day, then payment of the amount payable on such date will be made on (i) the next succeeding day which is a Business Day (and without interest or other payment in respect of any such delay) with the same force and effect as if made on such date or (ii) the preceding Business Day if the succeeding Business Day would fall within a new calendar year (and without reduction in amount due to such early payment) with the same force and effect as if made on such date, subject, in each case, to certain rights of deferral described below. A "Business Day" shall mean any day other than a day on which banking institutions in the State of New York or the State of Michigan are authorized or obligated pursuant to law or executive order to close.

PAYMENT DEFERRAL

     The Company shall have the right at any time, on one or more occasions, so long as an Event of Default (as hereinafter defined) has not occurred and is not continuing under the Indenture with respect to the QUIDS, to extend any interest payment period on the QUIDS; provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. As a consequence, the quarterly interest payments on the QUIDS would be deferred (but would continue to accrue with interest thereon at the rate of interest on the QUIDS) during any such Deferral Period. At the end of each Deferral Period, the Company shall pay all interest then accrued and unpaid (compounded quarterly). In the event the Company exercises this right, Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Capital Stock or make any guarantee payments with respect to the foregoing during such Deferral Period, other than redemptions of any series of Capital Stock of the Company pursuant to the terms of any sinking fund provisions with respect thereto. In addition, during any Deferral Period, the Company may not make any advance or loan to, or purchase any securities of, or make any other investment in, any affiliate of the Company, including DTE Energy, for the purpose of, or to enable the payment of, directly or indirectly, dividends on any equity securities of DTE Energy. The Company has no current intention of exercising its right to extend an interest payment period. During any Deferral Period, the Company may continue to extend the interest payment period by extending the Deferral Period; provided that the aggregate Deferral Period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which the QUIDS are fixed for redemption. The Company shall give the holders of QUIDS notice of its election to defer payments or to extend the Deferral Period ten Business Days prior to the earlier of (i) the next scheduled quarterly payment date and (ii) the date the Company is required to give notice of the record date of such related interest payment to the NYSE or other applicable self-regulatory organization or to the holders of the QUIDS, but in any event not less than two Business Days prior to such record date.

     Upon the termination of any Deferral Period and the payment of all interest then due, the Company may commence a new Deferral Period. Consequently, there could be multiple Deferral Periods of varying lengths throughout the term of the QUIDS.

OPTIONAL REDEMPTION

     The QUIDS will be redeemable at the option of the Company, in whole or in part, at any time on or after March 31, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption.

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to the QUIDS offered hereby: (a) failure to pay any interest on the QUIDS when due, continued for 30 days; (b) failure to pay principal on the QUIDS when due; (c) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the QUIDS), continued for 60 days after written notice as provided in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization involving the Company. With respect to the QUIDS offered hereby, the Indenture does not contain any cross-default to any other indebtedness of the Company, and therefore, default with respect to, or an acceleration of, any such indebtedness will not constitute an Event of Default with respect to the QUIDS.

     If an Event of Default with respect to the QUIDS occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding QUIDS by notice as provided in the Indenture may declare the principal amount of the QUIDS to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the QUIDS may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that within 90 days after the occurrence of any Event of Default thereunder with respect to the QUIDS, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the QUIDS unless such Event of Default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of or interest on any QUIDS of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of QUIDS.

     If an Event of Default occurs and is continuing with respect to the QUIDS, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of QUIDS by all appropriate judicial proceedings.

     The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture.

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of QUIDS, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding QUIDS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the QUIDS.

SUBORDINATION

     The payment of the principal of and interest on the QUIDS will be expressly subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company.

     Upon (i) any acceleration of the principal amount due on the QUIDS or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth in accordance with its terms, before any payment is made on account of the principal of or interest on the indebtedness evidenced by the QUIDS, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the QUIDS would be entitled, except for the provisions of the Indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the Indenture upon the Senior Indebtedness and the holders thereof with respect to the QUIDS and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the QUIDS if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money's worth, after giving effect to any concurrent payments or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the QUIDS. The consolidation of the Company with or the merger of the Company into another person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided in the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

     In the event that any payment or distribution of assets of the Company of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the holders of QUIDS before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No payment on account of principal of or interest on the QUIDS shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any Senior Indebtedness has been made or duly provided for in money or money's worth in accordance with the terms of such Senior Indebtedness. No payment on account of principal or interest on the QUIDS shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any Senior Indebtedness, or
(ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

SUBROGATION

     From and after the payment in full of all Senior Indebtedness, the holders of the QUIDS (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the QUIDS and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the QUIDS shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to holders of the QUIDS, shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the QUIDS, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that these provisions of the Indenture are and are intended solely for the purpose of defining the relative rights of the holders of the QUIDS, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in the Indenture is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the QUIDS, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the QUIDS the principal of and interest on the QUIDS as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the QUIDS and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything therein prevent the holder of any QUIDS from exercising all remedies otherwise permitted by applicable law upon default under such QUIDS subject to the rights of the holders of Senior Indebtedness to receive cash, property or securities of the Company otherwise payable or deliverable to the holders of the QUIDS or to a representative of such Holders, on their behalf.

     With respect to the QUIDS offered hereby, the term "Senior Indebtedness" is defined in the Indenture as (1) any Payment Obligation (as defined) of the Company in respect of any Indebtedness, directly or indirectly, created, incurred or assumed for borrowed money or in connection with the acquisition of any business, property or asset (including securities), other than any account payable or other indebtedness created, incurred or assumed in the ordinary course of business in connection with the obtaining of materials or services;
(2) any Payment Obligation of
the Company in respect of any lease that would be required to be classified and accounted for as a capital lease; (3) any Payment Obligation of the Company in respect of any interest rate exchange agreement, currency exchange agreement or similar agreement that provides for payment (whether or not contingent) over a period or term (including any renewals or extensions) longer than one year from the execution thereof; (4) any Payment Obligation of the Company in respect of any agreement relating to an acquisition (including a sale and buyback) or the lease (including a sale and leaseback) of real or personal property and that provides for payment (whether or not contingent) over a period or term (including any renewals or extensions) longer than one year from the execution thereof; (5) any Payment Obligation of any Subsidiary (as defined in the Indenture) or of others of the kind described in the preceding clauses (1) through (4) assumed or guaranteed by the Company or for which the Company is otherwise responsible or liable; and (6) any amendment renewal, extension or refunding of any of the foregoing Payment Obligations.

     The term "Payment Obligation", when used with respect to Senior Indebtedness, means an obligation stated in an agreement, instrument or lease to pay money (whether for principal, premium, interest, sinking fund, periodic rent, stipulated value, termination value, liquidated damages or otherwise), but excludes an obligation to pay money in respect of fees of, or as payment or reimbursement for expenses incurred by or on behalf of, or as indemnity for losses, damages, taxes or other indemnity claims of any kind owed to, any holder of Senior Indebtedness or other party to such agreement, instrument or lease. The Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

CONCERNING THE TRUSTEE

     Bankers Trust Company is the Trustee under the Indenture with respect to both collateralized and uncollateralized notes, including the QUIDS. Bankers Trust Company also serves as Trustee for the Company's Mortgage and Deed of Trust with respect to General and Refunding Mortgage Bonds.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of QUIDS as of the date hereof and represents the opinion of Simpson Thacher & Bartlett, special tax counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with QUIDS held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding QUIDS as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are present in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF QUIDS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

     As used herein, a "United States Holder" of QUIDS means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

Original Issue Discount, Market Discount and Acquisition Premium

     Under the terms of the QUIDS, the Company has the option to defer payments of interest for up to 20 consecutive quarterly interest payment periods and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. Because of this option to extend the interest payment periods, all of the stated interest payments (excluding any pre-issuance accrued interest) on the QUIDS will be treated as "original issue discount" ("OID"). As a result, United States Holders will, in effect, be required to accrue interest income even if the holders are on the cash method of tax accounting. In addition, the amount of OID will be increased or decreased if the "issue price" of the QUIDS (the first price at which a substantial amount of the QUIDS are sold, other than to an underwriter, placement agent or wholesaler) is less than or greater than their stated principal amount. Consequently, in the event that the interest payment period is extended, a United States Holder would be required to include OID in income on an economic accrual basis notwithstanding that the Company will not make any interest payments on the QUIDS. The OID accrual rules may also accelerate the timing of a holder's recognition of income.

     To the extent a holder acquires QUIDS at a price that is less than their adjusted issue price (the issue price of the QUIDS adjusted for the accrual of OID and interest payments), the holder will have purchased such QUIDS at a market discount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, QUIDS as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such QUIDS at the time of such payment or disposition. Market discount accrues ratably, or, at the election of the holder, under a constant yield method over the remaining term of the QUIDS. In addition, the United States Holder may be required to defer, until the maturity of the QUIDS or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such QUIDS. In lieu of the foregoing, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. This election to include market discount in income currently may not be revoked without the consent of the Internal Revenue Service ("IRS").

     A United States Holder that purchases QUIDS for an amount that is greater than their adjusted issue price will be able to offset a portion of such acquisition premium properly allocable to a taxable year against the accrual of income on such QUIDS.

Sale, Exchange and Retirement of the QUIDS

     Upon the sale, exchange or retirement of QUIDS, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the QUIDS. A United States Holder's adjusted tax basis in QUIDS will, in general, be the United States Holder's initial basis therefor, increased by OID or market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the QUIDS. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the QUIDS have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on QUIDS owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) the beneficial owner is not a bank whose receipt of interest on the QUIDS is described in section 881(c)(3)(A) of the Code and (iii) either (y) the beneficial owner certifies to the Company or its agent, under the penalties of perjury, that it is not a U.S. person, citizen or resident and provides its name and address or (z) a financial institution holding the QUIDS on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of QUIDS; and

          (c) QUIDS beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such QUIDS would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on the QUIDS and to the proceeds of sale of the QUIDS made to United States Holders other than certain exempt recipients (such as corporations). United States Holders other than exempt recipients generally will receive information returns on IRS Form 1099-OID stating the amount of OID accrued on the QUIDS each year. A 31 percent backup withholding tax will apply to payments described in the preceding sentence if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iii) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     Payments of the proceeds from the sale by a Non-United States Holder of QUIDS made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Such payment of the proceeds of the sale of QUIDS to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                 LEGAL OPINIONS

     The validity of the QUIDS will be passed upon for the Company by Christopher C. Nern, Esq., Vice President and General Counsel of the Company, and for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations). Simpson Thacher & Bartlett, special tax counsel to the Company, has passed upon certain United States federal income tax considerations with respect to the QUIDS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement relating to the QUIDS, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Goldman, Sachs & Co. and Smith Barney Inc. are acting as representatives, has severally agreed to purchase, the principal amount of QUIDS set forth opposite its name below:

                                 UNDERWRITER                          PRINCIPAL AMOUNT
          ---------------------------------------------------------   ----------------
          Goldman, Sachs & Co. ....................................     $ 58,750,000
          Smith Barney Inc. .......................................       58,750,000
          A.G. Edwards & Sons, Inc. ...............................        5,000,000
          Alex. Brown & Sons Incorporated..........................        5,000,000
          EVEREN Securities, Inc. .................................        5,000,000
          First of Michigan Corporation............................        5,000,000
          Olde Discount Corporation................................        5,000,000
          Oppenheimer & Co., Inc. .................................        5,000,000
          PaineWebber Incorporated.................................        5,000,000
          Prudential Securities Incorporated.......................        5,000,000
          Roney & Co. .............................................        5,000,000
          Dain Bosworth Incorporated...............................        2,500,000
          Legg Mason Wood Walker, Incorporated.....................        2,500,000
          McDonald & Company Securities, Inc. .....................        2,500,000
          McGinn, Smith & Co., Inc. ...............................        2,500,000
          Morgan Keegan & Company, Inc. ...........................        2,500,000
          Piper Jaffray Inc. ......................................        2,500,000
          Tucker Anthony Incorporated..............................        2,500,000
          U.S. Clearing Corp. .....................................        2,500,000
          Wheat, First Securities, Inc. ...........................        2,500,000
                                                                        ------------
               Total...............................................     $185,000,000
                                                                        ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the QUIDS, if any are taken.

     The Underwriters propose to offer the QUIDS to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0.50 per QUIDS. The Underwriters and such dealers may reallow a discount not in excess of $0.25 per QUIDS on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

     The QUIDS are a new issue of securities with no established trading market. The QUIDS are expected to be approved for listing on the New York Stock Exchange. Trading of the QUIDS on the New York Stock Exchange is expected to commence within a thirty-day period after the initial delivery of the QUIDS. No assurance can be given as to the liquidity of the trading market for the QUIDS.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. In addition, the Company has agreed to pay the Underwriters $277,500 in reimbursement of certain of their expenses.

                                    EXPERTS

     The consolidated financial statements incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              INDEPENDENT AUDITORS

     The Company has engaged Deloitte & Touche LLP as independent auditors for the year ending December 31, 1995. They have completed an audit of the financial statements for the year ended December 31, 1995. Such financial statements, and their report thereon, have not yet been issued.

     With respect to the unaudited interim financial information of The Detroit Edison Company and subsidiary companies for the three-month and twelve-month periods ended March 31, 1995 and for the three-month, six-month and twelve-month periods ended June 30, 1995, and for the three-month, nine-month and twelve-month periods ended September 30, 1995, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

                                  $550,000,000

                           THE DETROIT EDISON COMPANY
                                DEBT SECURITIES
                            ------------------------

    The Detroit Edison Company (the "Company") intends from time to time to issue up to $550,000,000 aggregate principal amount of its debt securities ("Debt Securities") in one or more series of (i) senior Debt Securities ("Senior Debt Securities"), consisting of (A) General and Refunding Mortgage Bonds (the "Mortgage Bonds"), (B) other Senior Debt Securities secured by Mortgage Bonds, which may consist of (x) Senior Debt Securities with interest rates which may be periodically established by a remarketing agent selected by the Company ("Remarketed Notes"), or (y) any other Senior Debt Security (together with the Remarketed Notes, the "Secured Debt Securities"), (ii) unsecured Debt Securities, which may be senior ("Senior Unsecured Debt Securities") or subordinated ("Subordinated Debt Securities," and, together with the Senior Unsecured Debt Securities, "Unsecured Debt Securities") and may include unsecured Remarketed Notes, or any combination of the foregoing, at an aggregate initial offering price not to exceed $550,000,000, at prices and on terms to be determined at or prior to the time of sale. The specific designation, aggregate principal amount, maturity, interest rate or method for determining interest rate, method of distribution, ranking as senior debt or subordinated debt, description of the security securing such debt security, if any, any remarketing or refunding provisions, and exchangeability, conversion, redemption, prepayment or sinking fund provisions and any other variable terms with regard to the Debt Securities in respect of which this Prospectus will be delivered will be set forth in an accompanying Prospectus Supplement. Unless otherwise provided, Debt Securities will bear interest at an initial rate per annum for an initial period as set forth in the applicable Prospectus Supplement.

    The Subordinated Debt Securities will be subordinate to all existing and future Senior Indebtedness, each as defined herein. See "Description of Debt Securities -- Provisions Applicable to Subordinated Debt Securities." As of June 30, 1994, the aggregate amount of Senior Indebtedness of the Company was $4,256,000,000.

    Unless otherwise specified herein or in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered book-entry form and will be registered in the name of The Depository Trust Company, as depositary ("DTC"), or its nominee. Interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Debt Securities will not be issuable as certificated securities except as specified herein or in the applicable Prospectus Supplement. See "DTC Book-Entry-Only System."

    Payment of principal of and interest on the Debt Securities will be made to DTC so long as DTC or its nominee is the registered owner of the Debt Securities. The disbursement of such payments to beneficial owners of the Debt Securities ("Beneficial Owners") will be the responsibility of the DTC Participants and the Indirect Participants, all as defined and more fully described in this Prospectus under the caption "DTC Book-Entry-Only System."

    Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be subject to redemption at the option of the Company prior to maturity as set forth herein and in the applicable Prospectus Supplement. See "Description of Debt Securities." The applicable Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

    This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Remarketed Notes.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

    The Debt Securities may be sold directly by the Company to one or more institutional purchasers, through agents designated from time to time, through dealers or underwriters or through any combination of the above. If any agents of the Company or any underwriters are involved in the sale of the Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements which the Company is prepared to make available to underwriters and agents for the sale of the Debt Securities.

                             ---------------------

                 The date of this Prospectus is August 17, 1994

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; 7 World Trade Center, Suite 1300, New York, New York 10048; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. The address of the Company's principal executive offices and its telephone number are 2000 Second Avenue, Detroit, Michigan 48226 and (313) 237-8000.

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The information so omitted may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the SEC pursuant to the 1934 Act, are hereby incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

          2. The Company's definitive proxy statement, dated March 18, 1994, in connection with its April 25, 1994 Annual Meeting of Common Stock Shareholders.

          3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

          4. The Company's Current Reports on Form 8-K dated January 24, 1994, April 7, 1994 (Amendment No. 1), June 22, 1994 and August 3, 1994.

     All reports and definitive proxy or information statements filed pursuant to Section 13, 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered by the Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge, upon the written or oral request of any person to whom a copy of the Prospectus has been delivered, a copy of any or all of the documents referred to above which are incorporated in this Prospectus by reference, other than exhibits to such documents. Requests should be directed to Susan M. Beale, Corporate Secretary, The Detroit Edison Company, 2000 Second Avenue, Detroit, Michigan 48226; (313) 237-8000.

                                  THE COMPANY

     The Company is a Michigan corporation and a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square mile service area in southeastern Michigan which includes about 13% of Michigan's total land area and about half of its population, electric energy consumption and industrial capacity.

                                USE OF PROCEEDS

     The Company is offering hereby a maximum of $550,000,000 aggregate principal amount of its Debt Securities. Net proceeds from the sale of the Debt Securities will be used to refund or replace funds utilized by the Company for the purpose of meeting debt and preferred stock refundings (including optional redemptions).

                               REGULATORY MATTERS

     On January 21, 1994, the Michigan Public Service Commission ("MPSC") issued an order reducing the Company's rates in the amount of $78 million annually. The rate reduction was determined by using a 1994 test year and an overall rate of return of 7.66%, incorporating an 11% return on common equity and a capital structure comprised of 40% common equity, 55.01% long-term debt and 4.99% preferred stock. The MPSC order includes the recovery of (1) increased Fermi 2 decommissioning costs of $28.1 million annually, which includes the recovery of low level radioactive waste disposal, (2) full recovery of 1994 other postretirement benefit costs plus recovery and amortization of the 1993 deferred cost over 19 years, (3) costs associated with the return to rate base of Greenwood Unit No. 1, (4) Fermi 2 phase-in plan revenue requirements of $70.8 million in 1994 and (5) costs associated with a three-year $41.5 million ($7.6 million in 1994, $14.9 million in 1995 and $19 million in 1996) demand-side management program. The order is effective for service rendered on and after January 22, 1994.

     The January 1994 MPSC order recognized the need for industrial customers to become or remain competitive and, accordingly, confirmed the continuation of an interruptible rate for industrial customers, commonly known as R-10. Under this rate, the 400 megawatts ("MW") currently available was increased such that 525 MW and 650 MW will be available with incentive pricing in 1994 and 1995, respectively. In addition, the order noted that shareholders would absorb revenue losses associated with the additional 250 MW being made available under this rate. The annual cost for the discount associated with the R-10 rate is estimated to be $5 million for each 125 MW. The January 1994 MPSC order is the subject of pending motions for reconsideration filed with the MPSC by the Company and the Michigan Attorney General and certain intervenors. In addition, certain intervenors have filed for leave to appeal with the Michigan Court of Appeals.

     As a result of the January 21, 1994 MPSC rate order, total and per share earnings for common stock are expected to be lower in 1994, as compared to 1993.

     In an interim order dated April 11, 1994, the MPSC approved a framework for a five-year experimental retail wheeling program for the Company to be limited to 90 MW and to be implemented when additional capacity is required which is expected to be approximately the year 2000. The interim order refers this case to the Administrative Law Judge for further proceedings to determine rates for service to retail wheeling customers. Both the Company's and the Michigan Attorney General's appeals of the April 11, 1994 MPSC order to the Michigan Court of Appeals were dismissed as premature. The MPSC has scheduled hearings for November 1994 and a final order is expected by April 1995.

     See Note 3 of the Notes to Consolidated Financial Statements appearing in the Company's Annual Report of Form 10-K for the year ended December 31, 1993 for additional information with respect to rate matters.

     The Energy Policy Act of 1992 became effective in October 1992. While the Company is unable to predict the ultimate impact of this legislation on its operations, the Company expects that, over time, non-utility generation resources will be developed which will result in greater competition for power sales.

                                    FERMI 2

     Fermi 2, a nuclear generating unit, began commercial operation in January 1988. Fermi 2 has a licensed capability of 1,139 MW. However, due to certain equipment limitations, Fermi 2 has been rated at 1,116 MW until modifications can be made to achieve the Nuclear Regulatory Commission ("NRC") approved rating. This unit, which produced approximately 17% of the Company's electrical output in 1993, represents approximately 29% of total assets, 12% of total operation and maintenance expenses and 11% of summer net rated capability.

     As discussed in Note 2 of Notes to Consolidated Financial Statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, on December 25, 1993, the Company's Fermi 2 nuclear plant experienced a turbine-generator failure. Fermi 2 has been out of service since that date, and the Company has been engaged in an investigation of the root cause of the equipment failure. Simultaneous with this investigation, the Company has engaged in clean-up activities at the site while exploring various alternatives available in restoring the unit to service.

     An extensive Company investigation determined that the December 25, 1993 turbine-generator failure resulted from the breaking of a single large, eighth-stage turbine blade in the No. 3 low-pressure turbine. While no single root cause has been identified, a combination of factors, including metal fatigue exacerbated by excess moisture that formed on the larger blades inside the turbine, probably caused the blade failure. The broken blade caused four other blades to break, forced the rapidly spinning turbine and generator shafts to sudden stops, and caused a fire at the generator.

     Investigators also found cracks in several seventh-stage blades. The high-pressure turbine was not damaged in the accident, but the low-pressure turbine shafts sustained some damage beyond the blade failures.

     As a result of the investigation, on June 22, 1994, the Company announced that it will replace major turbine components at its Fermi 2 nuclear power plant that were damaged in the December 25, 1993 accident. Installation of the new turbine sections is expected to add about 20 MW of generating capacity to the plant through the efficiencies of today's advance turbine technology, which would expand the plant's capability of 1,139 MW by about 2 percent.

     In the interim, the Company is pursuing plans to restart the unit in fall 1994, after completion of turbine modifications and repairs, by not operating with the large seventh and eighth stage turbine blades and accepting a power reduction. The fall restart schedule depends on completing refurbishment of the existing turbine shafts. Operating without the low-pressure turbines' largest blades until the next refueling -- in approximately 18 months -- will reduce the Fermi 2 power output to a range of about 800 to 900 MW. During the lower output period, new turbine shafts and blades will be manufactured for the plant's three low-pressure turbines. These major components will be installed during the next refueling outage in the spring of 1996.

     A provision of the MPSC's December 1988 order may apply during the anticipated 18-month period of reduced power output. This order established a capacity factor performance standard under which a disallowance of net incremental replacement power cost will be imposed for the amount by which the Fermi 2 three-year rolling average capacity factor is less than the greater of either the average of the top 50% of U.S. boiling water reactors or 50%. Operating Fermi 2 for an 18-month period of reduced power output could result in a capacity factor disallowance which could expose the Company to additional costs in the range of $10 million to $15 million.

     The Company expects that most costs related to returning the Fermi 2 turbine-generator to service this fall will be covered by insurance. These costs are expected to be in the $35 million to $50 million range. On May 27, 1994, the Company received the first weekly insurance payment of $2.2 million for replacement power costs. These weekly insurance payments are expected to continue for the duration of the current outage. Through June 30, 1994, the Company had received insurance payments totaling $20 million for property damage and $11 million for replacement power costs.

     Replacing the major turbine components in 1996 is expected to cost between $30 million and $50 million. These costs likely will not be covered by insurance. The Company will capitalize the costs of the major turbine components. These costs are expected to be recovered in rates because such costs are less than the cumulative amount available under the cap on Fermi 2 capital expenditures, a provision of the MPSC's December 1988 order.

     On May 18, 1994, the NRC issued the fourteenth Systematic Assessment of Licensee Performance ("SALP") report on Fermi 2 operations. The report rates four functional areas of plant performance during the period July 1, 1992 through April 2, 1994. The report ratings remained unchanged from the SALP report for the prior rating period except one area of performance was reduced from a good rating to an acceptable rating. This is the first rating of Fermi 2 under the NRC's recently revised SALP categories.

                                  COMPETITION

     An electric public utility must compete with other energy suppliers to meet its customers' energy needs. Serious issues facing the entire electric utility industry include deregulation, municipalization, cogeneration, independent power production, open access to transmission lines and a more competitive bulk power supply market.

     As part of a continuing response to the challenge of competition, the Company has executed 10-year special manufacturing contracts with Chrysler Corporation, Ford Motor Company and General Motors Corporation, covering 54 locations of the big three automakers' manufacturing locations in Southeastern Michigan. On August 3, 1994, the Company filed the executed special manufacturing contracts with the MPSC. The MPSC must approve these contracts before they can become effective.

     The special manufacturing contracts are available to customers with a total connected load of 100 MW or more for specific locations of 5 MW and over. Service under the special manufacturing contracts will include both firm and interruptible service, which is priced to provide customers with competitively-based electric rates.

     A major feature of the special manufacturing contracts will be the establishment of a long-term, 10-year partnership with the customers during which the Company will be the customers' sole supplier of electricity through the year 2000. The customers may reduce their purchases by 20 percent annually during the remaining four years of the contracts. The special manufacturing contracts provide that the customers shut down existing self-generation except for emergency back-up. The special manufacturing contracts also provide for a corporate minimum take-or-pay provision for 1995 through 1999, with specified price reductions for 1995 through 2000. Under this arrangement, the customers will be assured of both a more competitive and predictable price for electric energy. Detroit Edison, on the other hand, will be assured that the customers will purchase their electric requirements from the Company.

     As part of the effort to provide the customers with a competitive and predictable electric price, the special manufacturing contracts provide that certain MPSC approved surcharges for nuclear decommissioning, demand-side management and residential low-income energy conservation for the load served under the special manufacturing contracts be maintained at January 1, 1995 levels until January 1, 2000, at which time actual surcharges on these items will be reinstated at then-current levels. In addition, firm service energy supplied under these special manufacturing contracts will be exempt from the power supply cost recovery clause surcharge through December 31, 1999.

     Pursuant to the terms of the special manufacturing contracts, the customers will be able to designate a percentage of their load at each facility as interruptible. The expected capacity used to serve the interruptible load elected under the special manufacturing contracts is approximately 160 MW. The customers will also have the ability to designate interruptions on a corporate basis with the flexibility to shift interruptible load among separate facilities.

     In order to forge the energy partnership with its customers, the Company will provide service delivery quality guarantees and on-site engineering expertise to implement better service, identify energy conservation efficiency improvement possibilities and achieve valuable energy savings for each customer. The goal of these provisions of the special manufacturing contracts is to combine the customers' energy conservation efforts with the knowledge and skills provided by the Company. The Company may also invest in energy savings projects with the customers.

     The Company will serve the special contract customers at rates above its marginal cost to produce energy. Further, at this time the Company is not requesting a change in the cost of service or electric rates charged to other customers. As a result, the Company's annual operating revenues will be reduced by approximately $30 million in 1995, $35 million in 1996, $40 million in 1997, $45 million in 1998 and $50 million in each of the years 1999 through 2004. The Company expects to offset such annual reductions in operating revenues by corresponding reductions in operating expenses.

     At the request of the Ford Motor Company, the Village of Romeo, Michigan, has deferred consideration of municipalization. It is anticipated that the municipalization proceedings will be terminated if the special manufacturing contracts are approved by the MPSC.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratios of earnings to fixed charges* were as follows for the respective periods indicated:

TWELVE MONTHS               YEAR ENDED DECEMBER 31
ENDED JUNE 30,     ----------------------------------------
     1994          1993     1992     1991     1990     1989
--------------     ----     ----     ----     ----     ----
  3.31             3.25     3.09     2.74     2.42     2.14

-------------------------
* For the purpose of computing this ratio, earnings represent net income (including allowance for both borrowed and other funds used during construction, "AFUDC", accretion income and deferred Fermi 2 depreciation, amortization and return) before deducting income taxes and fixed charges. Fixed charges represent total interest charges, interest factor of rents and amortization or debt discount, premium and expense. See Note 1 of Notes to Consolidated Financial Statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 for a description of AFUDC, accretion income and deferred Fermi 2 depreciation, amortization and return.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities, other than General and Refunding Mortgage Bonds, are to be issued under an indenture dated as of June 30, 1993, as supplemented by a First Supplemental Indenture dated as of June 30, 1993, a Second Supplemental Indenture dated as of September 15, 1993 and Supplemental Indentures creating each applicable series of Debt Securities between the Company and Bankers Trust Company, as trustee (the "Trustee") (together, the "Indenture").

     The General and Refunding Mortgage Bonds (the "Mortgage Bonds") are to be issued under and secured by, the Mortgage and Deed of Trust dated as of October 1, 1924 between the Company and Bankers Trust Company, as trustee (the "Mortgage Trustee"), as amended and supplemented by various supplemental indentures (the "Mortgage") and as to be further amended and supplemented by one or more supplemental indentures creating the Mortgage Bonds. Each series of secured Remarketed Notes and any other Secured Debt Securities will be secured as to payment of principal, interest and premium, if any, by Mortgage Bonds.

     The Debt Securities to be offered by this Prospectus are limited to $550,000,000 aggregate principal amount. However, the Indenture does not limit the amount of securities which can be issued thereunder and provides that additional securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. See "Provisions Applicable to General and Refunding Mortgage Bonds, Issuance of Additional Bonds" herein for information regarding limitations on the amount of Mortgage Bonds issuable under the Mortgage.

     Unless otherwise indicated herein or in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 and integral multiples thereof.

     Copies of the Indenture and the Mortgage are filed as exhibits to the Registration Statement of which this Prospectus is a part. The summaries herein are summaries of certain provisions of the Indenture and the Mortgage and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Mortgage, including the definition therein of certain terms. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

PROVISIONS APPLICABLE TO ALL DEBT SECURITIES

GENERAL

     Reference is made to the Prospectus Supplement that accompanies this Prospectus for the following terms, to the extent permitted by the Indenture or the Mortgage, as the case may be, and other information with respect to the Debt Securities being offered thereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable; (iv) the terms for conversion or exchange, if any, of the Debt Securities; (v) the classification as Senior Debt Securities, including as Remarketed Notes or Mortgage Bonds, or as Subordinated Debt Securities; (vi) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof;
(vii) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form; (viii) if other than U.S. dollars, the currency or currencies or currency unit or units for which Debt Securities may be denominated and purchased and the currency or currencies or currency units in which principal, premium (if any) and any interest may be payable; (ix) if the currency for which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Company or the purchaser, the manner in which such an election may be made and the terms of such election; (x) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (xi) the dates on which such interest, if any, will be payable, or the method of determining such dates; (xii) the option of the Company, if any, to defer interest payments, and the terms and conditions of such interest deferral provisions; (xiii) any mandatory or optional sinking fund, redemption or other similar terms; (xiv) if the Debt Securities are Secured

Securities, a ranking of such series with other securities of the Company; (xv) any index or other method used to determine the amount of payments of principal, premium (if any) and interest, if any, on such Debt Securities; (xvi) if a trustee other than Bankers Trust Company of New York is named for such Debt Securities, the name of such trustee; and (xvii) any other specific terms of the Debt Securities. All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date.

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of, premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

PROVISIONS APPLICABLE TO GENERAL AND REFUNDING MORTGAGE BONDS

GENERAL

     The Mortgage Bonds, which may be issued hereunder or one of which may secure the Company's obligations with respect to a series of Secured Debt Securities, are to be issued under and secured by the Mortgage. A copy of the Mortgage is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and reference is hereby made to the Mortgage for full and complete statements of the provisions thereof, including the definitions of certain terms used, and for other information with respect to the Mortgage Bonds.

     The following statements concerning the Mortgage Bonds and the Mortgage are brief summaries of certain provisions contained in the Mortgage. They do not purport to be complete and are qualified in their entirety by reference to the Mortgage as noted below.

SINKING FUND PROVISIONS AND COLLATERAL

     The Mortgage contains no sinking fund or other similar restrictive requirements.

     The bonds of Series KKP Nos. 9-14, QQP No. 19, 1984 Series AP, 1984 Series BP, 1989 Series BP, 1989 Series BP No. 2, 1991 Series AP, 1991 Series BP, 1991 Series CP, 1991 Series DP, 1991 Series EP, 1991 Series FP, 1992 Series AP, 1992 Series BP, 1992 Series CP, 1993 Series AP, 1993 Series FP, 1993 Series IP, 1994 Series AP and 1994 Series BP were issued as security for revenue bonds. The bonds of 1993 Series H and 1993 Series K were issued as security for the Company's Remarketed Secured Notes 1993 Series A Due 2028 and 1993 Series B due 2033, respectively. Such bonds contain provisions which correspond to the revenue bonds or notes they collateralize in respect of principal amounts, interest rates, maturity dates and redemption. All payments of interest on, and reductions of the principal amounts of, such revenue bonds or notes will be credited as payments to, or will give rise to reductions of principal amounts of, the corresponding bonds issued under the Mortgage.

FORM AND DENOMINATIONS OF MORTGAGE BONDS; BOOK-ENTRY BONDS

     The Mortgage Bonds may be issued in whole or in part in the form of one or more Global Securities that shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") or such other Depositary as may be specified, and registered in the name of a nominee of the Depositary ("Book-Entry Bonds"). See "DTC Book-Entry Only System." Otherwise, the Mortgage Bonds will be issued only in fully registered form in denominations of $1,000 or any authorized multiple thereof. Mortgage Bonds of any denomination will be exchangeable without charge (except for stamp taxes and other governmental charges) for Mortgage Bonds of the same series of other denominations.

PRIORITY AND SECURITY

     The Mortgage Bonds will rank equally as to security with all mortgage bonds of all other series outstanding under the Mortgage except insofar as any sinking, improvement or analogous fund may be deemed to afford additional security for the bonds of any series and except that, as provided in Section 3 of Article VI of the Mortgage, the Mortgage Trustee may, when in possession during a default, apply any residue of collections to payment of principal of such bonds as are then due if all of the bonds have not become due.

     The Company has good and marketable title to all properties standing of record in its name (which include all of those properties, except pollution control facilities standing in the names of certain municipalities which are being sold to the Company pursuant to installment sales contracts and the undivided ownership interest of the Michigan Public Power Agency in a portion of the Belle River Power Plant, on which its principal plants, generating stations and substations are erected and on which its general office and service buildings are constructed and all other important parcels of real estate and improvements thereon), subject to the lien of the Mortgage and subject to minor exceptions, defects, irregularities and deficiencies which, in the opinion of the Company, do not materially impair the use of such property, and has adequate rights to maintain and operate such of its transmission and distribution facilities as are located on public or other property. The Mortgage is a first lien (subject only to excepted encumbrances as described in the Mortgage) on substantially all of the Company's properties and franchises and will (subject to the necessity for particular filings and recordings in the case of certain personal property) constitute a first lien on any such properties hereafter acquired by the Company, except that (i) after-acquired property will be subject to prior liens and encumbrances, if any, existing when acquired by the Company,
(ii) the Mortgage will not become a lien upon after-acquired real property in a new county until it has been duly filed and recorded, and (iii) the Mortgage may not be effective as to property acquired subsequent to the filing of a bankruptcy proceeding with respect to the Company.

ISSUANCE OF ADDITIONAL BONDS

     Additional bonds may be issued under the Mortgage (Article III) on the basis of retirements of equal amounts of bonds or prior lien bonds; deposit of cash with the Mortgage Trustee; and 60% of property additions; provided that (in the case of the issue of bonds upon the basis of property additions or the deposit of cash) the earnings of the Company (after all taxes) available for interest and reserves, including depreciation, for any consecutive twelve-month period within the immediately preceding fifteen months shall have been at least one and three-quarters times the annual interest charges on all bonds then outstanding under the Mortgage, all bonds then applied for, and all prior lien bonds if there are any outstanding. Cash deposited with the Mortgage Trustee as the basis for the issuance of additional bonds may be withdrawn by the Company up to an amount equal to the aggregate principal amount of bonds to the authentication and delivery of which the Company shall have become entitled on the basis of property additions, or equal to the aggregate principal amount of bonds theretofore authenticated and delivered under the Mortgage which are delivered to the Mortgage Trustee for cancellation (Article III, Section 7).

     The Mortgage Bonds offered hereby will be issued on the basis of bond retirements. At June 30, 1994, after taking into effect the actual and planned issuance of up to $563 million of Mortgage Bonds, and actual and planned bond retirements of $178 million, $768 million of additional bonds could have been issued on the basis of bond retirements.

RELEASE PROVISIONS

     The Company may, in the ordinary course of business, use and consume materials and equipment and may alter, repair, replace, change location or position of and add to plants, buildings, machinery and other fixtures without notice to the bondholders. Leases and contracts may be entered into, terminated or altered, and materials, equipment and supplies may be sold, exchanged or otherwise disposed of, free from the lien of the Mortgage, all in the ordinary course of business (Article X, Sections 1 and 2); the Company may also surrender or modify its franchises or sell or exchange any other part of its property upon compliance with the Mortgage requirements (Article X, Sections 3 and 4; Article XA, Section 2); and the Mortgage Trustee is required to report annually to the bondholders with respect to any release, or release and substitution of property (Article XII, Section 7).

MODIFICATION

     The Mortgage and the rights and obligations of the Company and of the bondholders may be modified with the consent of the Company and of the holders of 85% of the principal amount of bonds outstanding; provided that no such modification may permit any change in the terms of payment of principal or interest of any bond without the consent of the holder thereof, nor permit the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any property mortgaged thereunder, nor reduce the percentage of bondholders necessary to consent to such modification (Article
XV). The Mortgage also provides that the Company and the Mortgage Trustee may enter into supplemental indentures for various purposes, adding to or not detracting from the undertakings of the Company, and that any supplemental indenture shall, insofar as may be required by the provisions of the Trust Indenture Act of 1939 as then in effect, comply with the provisions of that Act (Article XVI).

EVENTS OF DEFAULT AND REMEDIES

     The following events of default are applicable to the Mortgage Bonds: failure to pay interest when due on the Mortgage Bonds, continued for 90 days; failure to pay principal of the Mortgage Bonds when due; failure to pay interest on outstanding underlying or prior lien Mortgage Bonds when due, continued for 90 days; failure to pay principal on such bonds when due; failure to perform or observe covenants, agreements or conditions contained in the Mortgage, continued for 90 days after notice of default; and insolvency or adjudication of bankruptcy or appointment of a receiver not revoked within 90 days (Article VI, Section 2).

     The Company is required to furnish to the Mortgage Trustee an opinion of counsel as to recordation of each supplemental indenture and an annual opinion as to recording, filing, re-recording and re-filing of the Mortgage and supplements thereto (Article XA, Section 3). The Company is also required to furnish to the Mortgage Trustee an annual certificate of its officers as to compliance with certain provisions of the Mortgage (Article V, Section 19).

     The holders of a majority in principal amount of the Mortgage Bonds have the right to direct the method and place of conducting all proceedings for the sale of the trust estate, foreclosure or appointment of a receiver or other proceedings under the Mortgage (Article VI, Section 15); holders of not less than a majority in principal amount, upon providing reasonable security and indemnity to the Mortgage Trustee, can require the Mortgage Trustee to take action toward the execution or enforcement of the trusts created by the Mortgage (Article VI, Section 16; Article XII, Section 1(b)(8)).

PROVISIONS APPLICABLE TO ALL DEBT SECURITIES OTHER THAN MORTGAGE BONDS

     The Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. See "Certain United States Federal Income Tax Considerations" herein. Federal income tax consequences and special considerations applicable to any such series may also be described in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in one or more series with the same or various maturities. (Section 301) Debt Securities may be issued solely in fully registered form without coupons ("Registered Securities"), solely in bearer form with or without coupons ("Bearer Securities"), or both as Registered Securities and Bearer Securities. (Section 301) Registered Securities may be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the Holder for any such exchange or transfer except for any tax or governmental charge incidental thereto. If Debt Securities of any series are issued as Bearer Securities, the Prospectus Supplement will contain any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and, if permitted by applicable laws and regulations, the terms upon which Registered Securities of the series may be exchanged for Bearer Securities of the series, whether such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and the circumstances under which any such exchanges may occur.

     Unless otherwise specified in the applicable Prospectus Supplement, principal and interest, if any, on the Debt Securities offered thereby are to be payable at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, and will initially be the principal corporate trust office of the Trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the Prospectus Supplement accompanying this Prospectus.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities will be exchangeable for other Debt Securities of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and Stated Maturity (as defined in the Indenture). Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Trustee or at the office of any transfer agent designated by the Company for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the books of the Trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305)

     In the event of any redemption of Debt Securities, the Company shall not be required to: (i) issue, register the transfer of or exchange such Debt Securities during a period beginning at the opening of business 15 days before any selection of such Debt Securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any such Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

SATISFACTION AND DISCHARGE

     The Company shall be deemed to have paid and discharged the indebtedness on all the Debt Securities of a series and the Trustee shall execute instruments acknowledging the satisfaction and discharge of such indebtedness and, if applicable, shall pay, or assign or transfer and deliver to the Company the related Mortgage Bond which has been held as security for the Debt Securities of such series if (1) (i) the Company has deposited or caused to be deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; or (ii) the Company has deposited or caused to be deposited with the Trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; and (2) the Company has paid or caused to be paid all other sums payable with respect to the Debt Securities of such series. (Section
503)

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any) on the Debt Securities of such series when due; (c) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the Debt Securities), continued for 60 days after written notice as provided in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization involving the Company. (Section 601)

     If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of such Debt Securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. (Section 602)

     The Indenture provides that within 90 days after the occurrence of any Event of Default thereunder with respect to the Debt Securities of any series, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the Debt Securities of such series unless such Event of Default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of Debt Securities of such series. (Section 701)

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Debt Securities of such series by all appropriate judicial proceedings. (Section 603)

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 702) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 612)

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security effected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Securities, (b) reduce the principal amount of, or premium or interest on, any Debt

Securities, (c) change the coin or currency in which any Debt Securities or any premium or any interest thereon is payable, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Debt Securities (or, in the case of redemption, on or after the Redemption
Date), (e) reduce the percentage and principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions, (f) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (g) modify any of the above provisions.(Section 1002)

     The holders of at least 66 2/3% in aggregate principal amount of Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1109) The holders of not less than a majority in aggregate principal amount of Debt Securities of any series may, on behalf of all holders of Debt Securities of such series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Debt Security of any series. (Section
613)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may, without the consent of the holders of the Debt Securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 901)

CONCERNING THE TRUSTEE

     Bankers Trust Company is the Trustee under the Indenture. Bankers Trust Company also serves as Mortgage Trustee under the Mortgage.

PROVISIONS APPLICABLE TO REMARKETED NOTES

GENERAL

     The following table summarizes the interest, purchase and conversion terms of the Remarketed Notes.
--------------------------------------------------------------------------------

                     SUMMARY OF TERMS* - INTEREST RATE MODE

                                             DAILY             WEEKLY             30 DAY             60 DAY             90 DAY
                                        ---------------    ---------------    ---------------    ---------------    ---------------
    INTEREST
     Interest Rate Period...........    1 Day              7 Days             30-40 Days         55-65 Days         85-95 Days
     Interest Payment Date..........    1st Business       1st Business       Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.
                                        Day of each        Day of each        Date               Date               Date
                                        month              month
     Interest Rate Adjustment Date,
       no later than**..............    9:30 a.m. on       11:00 a.m.         11:00 a.m. on      11:00 a.m. on      11:00 a.m. on
                                        any Business       on any             the day set by     the day set by     the day set by
                                        Day                Business Day       Remarketing        Remarketing        Remarketing
                                                           set by the         Agent              Agent              Agent
                                                           Remarketing
                                                           Agent
    PURCHASES
     Purchase Date..................    Optional -- Any    Optional -- Any    Mandatory --       Mandatory --       Mandatory --
                                        Business Day       Business Day       Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.
                                                                              Date               Date               Date
     Purchase Price.................    Par plus acc.      Par plus acc.      Par                Par                Par
                                        interest           interest
     Notice to Remarketing Agent....    1 Business Day     7 days             None               None               None
     Payment of Purchase Price......    Close of Bus.      Close of Bus.      Close of Bus.      Close of Bus.      Close of Bus.
                                        on Date of         on Date of         on Int. Rate       on Int. Rate       on Int. Rate
                                        Purchase           Purchase           Adj. Date          Adj. Date          Adj. Date
    CONVERSION - FLOATING AND LONG TERM RATE MODES
     Conversion Date................    Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.
                                        Date               Date               Date               Date               Date
     Purchase on Conversion Date....    Mandatory          Mandatory          Mandatory          Mandatory          Mandatory
    CONVERSION TO FIXED RATE MODE
     Conversion Date................    Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.     Int. Rate Adj.
                                        Date               Date               Date               Date               Date
     Purchase on Conversion Date....    Mandatory          Mandatory          Mandatory          Mandatory          Mandatory
    -------------------------

                                          180 DAY           LONG TERM
                                      ---------------    ---------------
    INTEREST
     Interest Rate Period...........  175-185 Days       185 Days or
                                                         more
     Interest Payment Date..........  Int. Rate Adj.     Semiannually as
                                      Date               determined by
                                                         the Company
     Interest Rate Adjustment Date,
       no later than**..............  11:00 a.m. on      11:00 a.m. on
                                      the day set by     the day set by
                                      Remarketing        Company
                                      Agent

    PURCHASES
     Purchase Date..................  Mandatory --       Mandatory --
                                      Int. Rate Adj.     Int. Rate Adj.
                                      Date               Date
     Purchase Price.................  Par                Par

     Notice to Remarketing Agent....  None               None
     Payment of Purchase Price......  Close of Bus.      Close of Bus.
                                      on Int. Rate       on Int. Rate
                                      Adj. Date          Adj. Date
    CONVERSION - FLOATING AND LONG T
     Conversion Date................  Int. Rate Adj.     Int. Rate Adj.
                                      Date               Date
     Purchase on Conversion Date....  Mandatory          Mandatory
    CONVERSION TO FIXED RATE MODE
     Conversion Date................  Int. Rate Adj.     Int. Rate Adj.
                                      Date               Date
     Purchase on Conversion Date....  Mandatory          Mandatory
    -------------------------

     * All times are New York City time.
    ** The specified times are subject to extension pursuant to standby remarketing arrangements, if any, provided herein and in the applicable Prospectus Supplement.

--------------------------------------------------------------------------------

SECURITY

     Unless otherwise set forth in the applicable Prospectus Supplement, each series of Remarketed Notes will be secured as to payment of principal, interest and premium, if any, by Mortgage Bonds, pledged to the Trustee for the benefit of the holders of the Remarketed Notes. See "Provisions Applicable to Remarketed Notes -- Security; Pledge of Mortgage Bond" and "Provisions Applicable to General and Refunding Mortgage Bonds."

INTEREST

     General. The Remarketed Notes will initially bear interest at a rate per annum and for such period as will be set forth in the Prospectus Supplement relating thereto (the "Initial Interest Rate"). Thereafter, each Remarketed Note will bear interest at the Company's option in either the Daily Interest Rate Mode, the Weekly Interest Rate Mode, the 30 Day Interest Rate Mode, the 60 Day Interest Rate Mode, the 90 Day Interest Rate Mode or the 180 Day Interest Rate Mode (each, a "Floating Interest Rate Mode"), the Long Term Rate Mode or the Fixed Interest Rate Mode. Unless otherwise indicated in the applicable Prospectus Supplement, each Remarketed Note may bear interest in the same or a different Interest Rate Mode from other Remarketed Notes. The interest rate for Remarketed Notes will be established periodically as described herein by a remarketing agent selected by the Company (the "Remarketing Agent"). If so provided in a Prospectus Supplement hereto, the Company also may appoint one or more standby remarketing agents for any Remarketing Agent (each, a "Standby Remarketing Agent") on the terms described in such Prospectus Supplement and this Prospectus.

     Unless otherwise indicated in the applicable Prospectus Supplement, interest will be payable on any Remarketed Note (i) bearing interest at the Initial Interest Rate, on the date or dates set forth in the applicable Pricing Supplement; (ii) in the Daily or Weekly Interest Rate Mode, on the first Business Day of each month (unless such day is less than 11 days after conversion to such Interest Rate Mode, in which case interest will be payable on the first Business Day of the next succeeding month); (iii) in the 30, 60, 90 or 180 Day Interest Rate Mode, on the Interest Rate Adjustment Date related to such Interest Rate Mode; and (iv) in the Long Term or Fixed Interest Rate Mode, semiannually on such dates as will be established by the Company upon conversion of such Remarketed Note to such Long Term or Fixed Interest Rate Mode. Such interest will be payable to the holder thereof as of the related Record Date, which, for any Remarketed Note (x) in the Daily or Weekly Interest Rate Mode, is the last calendar day of the month preceding an Interest Payment Date; (y) bearing interest at the Initial Interest Rate or in the 30, 60, 90 or 180 Day Interest Rate Mode, is the Business Day prior to the related Interest Payment Date; and (z) in the Long Term or Fixed Interest Rate Mode, is 15 days prior to the related Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, interest on Remarketed Notes bearing interest in a Floating Interest Rate Mode will be computed on the basis of actual days elapsed over 360. Interest on Remarketed Notes bearing interest at the Initial Interest Rate or in the Long Term or Fixed Interest Rate Mode will be computed on the basis of a year of 360 days consisting of twelve 30-day months.

     Determination of Interest Rates. The interest rate for any Remarketed Note will be established by the Remarketing Agent in a remarketing (as described below) or otherwise on the Interest Rate Adjustment Date for such Remarketed Note as the minimum rate of interest necessary in the judgment of the Remarketing Agent to produce a par bid in the secondary market for such Remarketed Note on such date. Such rate will be effective for the next succeeding Interest Rate Period for such Remarketed Note commencing on such Interest Rate Adjustment Date.

     With respect to Remarketed Notes, in the event that (i) the Remarketing Agent for such Remarketed Notes has been removed or has resigned and no successor has been appointed, or (ii) the Remarketing Agent for such Remarketed Notes has failed to announce the appropriate interest rate on the Interest Rate Adjustment Date for any such Remarketed Note for whatever reason, or (iii) the appropriate interest rate or Interest Rate Period cannot be determined for any such Remarketed Note for whatever reason, all such Remarketed Notes shall be automatically converted to the Weekly Interest Rate Mode and the rate of interest thereon shall be equal to the rate per annum announced by NBD Bank, N.A. (or such other nationally recognized bank located in the United States as the Company may select) as its prime lending rate (such rate of interest being referred to herein as the "Special Interest Rate").

     The interest rate on the Remarketed Notes shall not exceed the "Maximum Rate," which, unless otherwise indicated in the applicable Prospectus Supplement, is defined to mean that rate of interest equal to 15% per annum or such higher rate as may be established from time to time by the Board of Directors of the Company.

     After any Interest Rate Adjustment Date, any Beneficial Owner may contact the Trustee or the Remarketing Agent in order to be advised of the interest rate applicable to such Beneficial Owner's Remarketed Notes. No notice of the applicable interest rate will be sent to Beneficial Owners.

     The interest rate announced by the Remarketing Agent, absent manifest error, is binding and conclusive upon the Beneficial Owners, the Company and the Trustee.

  INTEREST RATE MODES

     The times specified below are subject to extension pursuant to standby remarketing arrangements, if any, as provided herein and in the applicable Prospectus Supplement. See "Remarketing -- Interest Rate Adjustment Date; Determination of Interest Rate" below.

     Daily Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Daily Interest Rate Mode will commence at the beginning of each Business Day and end at the end of the calendar day preceding the next Business Day. The interest rate for such Remarketed Notes will be determined each Business Day not later than 9:30 a.m. New York City time on such day. The Daily Interest Rate Mode shall occur only so long as the Remarketed Notes are maintained in a book-entry system.

     Weekly Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Weekly Interest Rate Mode will generally be a seven day period commencing on any Business Day, as determined by the Remarketing Agent for such Remarketed Note, and ending on the day preceding the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Remarketed Notes in the Weekly Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the first day of the Interest Rate Period for such Remarketed Notes.

     30 Day Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the 30 Day Interest Rate Mode will be not less than 30 nor more than 40 calendar days, as determined by the Remarketing Agent for such Remarketed Note (in its best judgment in order to obtain the lowest interest cost for such Remarketed Note), commencing on the Interest Rate Adjustment Date thereof and ending on the day preceding such date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Remarketed Notes in the 30 Day Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the first Business Day of the Interest Rate Period for such Remarketed Notes.

     60 Day Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the 60 Day Interest Rate Mode will be not less than 55 nor more than 65 calendar days, as determined by the Remarketing Agent for such Remarketed Note (in its best judgment in order to obtain the lowest interest cost for such Remarketed Note), commencing on the Interest Rate Adjustment Date thereof and ending on the day preceding such date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Remarketed Notes in the 60 Day Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the first Business Day of the Interest Rate Period for such Remarketed Notes.

     90 Day Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the 90 Day Interest Rate Mode will be not less than 85 nor more than 95 calendar days, as determined by the Remarketing Agent for such Remarketed Note (in its best judgment in order to obtain the lowest interest cost for such Remarketed Note), commencing on the Interest Rate Adjustment Date thereof and ending on the day preceding such date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Remarketed Notes in the 90 Day Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the first Business Day of any Interest Rate Period for such Remarketed Notes.

     180 Day Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the 180 Day Interest Rate Mode will be not less than 175 nor more than 185 calendar days, as determined by the Remarketing Agent for such Remarketed Note (in its best judgment in order to obtain the lowest interest cost for such Remarketed Note), commencing on the Interest Rate Adjustment Date thereof and ending on the day preceding such date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Remarketed Notes in the 180 Day Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the first Business Day of the Interest Rate Period for such Remarketed Notes.

     Long Term Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Long Term Rate Mode will be established by the Company (upon fifteen Business Days prior notice to the Remarketing Agent and the Trustee) as a period of more than 185 days and less than the remaining term of such Remarketed Note; provided, however, that such Interest Rate Period must end on the day prior to an Interest Payment Date for such Remarketed Note; and provided further that, if so provided in a Remarketed Note in the Long Term Rate Mode, the Company may shorten the Interest Rate Period for any such Remarketed Note upon written notice to the Trustee and DTC not less than thirty (30) days prior to the Interest Payment Date upon which such shortened Interest Rate Period shall expire. The interest rate for any Remarketed Notes in the Long Term Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes. The Interest Rate Adjustment Date for the Long Term Rate Mode is the first day of the Interest Rate Period; provided, however, that if such day is not a Business Day, the Interest Rate Adjustment Date for any Remarketed Note in such Long Term Rate Mode shall be the next succeeding day which is a Business Day.

     Fixed Interest Rate Period. The Interest Rate Period for any Remarketed
Note in the Fixed Interest Rate Mode will commence on the date of conversion to such Interest Rate Mode and continue to the final maturity or date of redemption of such Remarketed Note. The interest rate for Remarketed Notes in the Fixed Interest Rate Mode will be determined not later than 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Notes, which is the date of conversion to the Fixed Interest Rate Mode for such Remarketed Notes.

CONVERSION

     Conversion Between Floating Rate Modes or to the Long Term Rate Mode. Any Remarketed Note in a Floating Interest Rate Mode may be converted at the option of the Company to a different Floating Interest Rate Mode or to the Long Term Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee, the Remarketing Agent for such Remarketed Note and DTC of notice, confirmed in writing, from the Company (a "Conversion Notice") not less than fifteen (15) Business Days prior to such Interest Rate Adjustment Date stating that, on such Interest Rate Adjustment Date, such Remarketed Note will be converted to a different Floating Interest Rate Mode or to the Long Term Rate Mode, as the case may be, and will be subject to mandatory tender by the Beneficial Owner thereof, as described herein under "Description of Remarketed Notes -- Tender of Remarketed Notes." Such notice will contain the new Interest Rate Mode, the date of such conversion (a "Conversion Date"), the Interest Rate Period, in the case of a conversion to the Long Term Rate Mode, and will state that such Beneficial Owner will be deemed to have tendered such Remarketed Note as of the Conversion Date and will not be entitled to further accrual of interest on such Remarketed Note after such date.

     Conversion from the Long Term Rate Mode to a Floating Interest Rate
Mode. Any Remarketed Note in the Long Term Rate Mode may be converted at the option of the Company to a Floating Interest Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee, the Remarketing Agent for such Remarketed Note and DTC of notice, confirmed in writing, from the Company not less than fifteen (15) Business Days prior to such Interest Rate Adjustment Date stating that, on such Interest Rate Adjustment Date, such Remarketed Note will be converted to a Floating Interest Rate Mode, and will be subject to mandatory tender by the Beneficial Owner thereof, as described herein under "Description of Remarketed Notes -- Tender of Remarketed Notes." Such notice will contain the new Interest Rate Mode, the Conversion Date, and will state that such Beneficial Owner will be deemed to have tendered such Remarketed Note as of the Conversion Date and will not be entitled to further accrual of interest on such Remarketed Note after such date.

     Conversion to Fixed Interest Rate Mode. Any Remarketed Note in a Floating Interest Rate Mode or the Long Term Rate Mode may be converted at the option of the Company to the Fixed Interest Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee, the Remarketing Agent for such Remarketed Note and DTC of notice, confirmed in writing, from the Company not less than fifteen (15) Business Days prior to such Interest Rate Adjustment Date for such Remarketed Note stating that, on such Interest Rate Adjustment Date, such Remarketed Note will be converted to the Fixed Interest Rate Mode and will be subject to mandatory tender on the Conversion Date. After such Conversion Date, the adjustable rate, purchase and tender features of such Remarketed Note will be permanently terminated. From and after such Conversion Date, such Remarketed Note shall bear interest at the Fixed Interest Rate.

     If interest on any Remarketed Note is converted to a Fixed Interest Rate Mode, no further conversions between Interest Rate Modes shall be made with respect to such Remarketed Note.

     Revocation or Change of Conversion Notice. The Company may, upon written notice received by the Trustee, the applicable Remarketing Agent and DTC at the times set forth below, revoke any Conversion Notice or change the Interest Rate Mode to which such Conversion Notice relates (i) up to 9:30 a.m., New York City time, on the Conversion Date, in the case of a conversion between Floating Interest Rate Modes or (ii) up to five (5) Business Days prior to the Conversion Date, in the case of a conversion from or to a Floating Interest Rate Mode to or from the Long Term Rate Mode or any conversion to the Fixed Interest Rate Mode.

TENDER OF REMARKETED NOTES

     Demand Tender Option for Daily and Weekly Interest Rate Notes. Unless otherwise indicated in the applicable Prospectus Supplement, any Remarketed Note in the Daily or Weekly Interest Rate Mode will be subject to tender and purchase upon demand by the Beneficial Owner thereof on any Business Day selected by such Beneficial Owner as hereinafter provided, at the purchase price of par plus accrued interest, upon notice to the applicable Remarketing Agent and to such Beneficial Owner's DTC Participant on a Business Day not later than (i) one (1) Business Day prior to the specified purchase date, in the case of any Remarketed
Note in the Daily Interest Rate Mode, or (ii) seven (7) days prior to the specified purchase date, in the case of any Remarketed Note in the Weekly Interest Rate Mode; provided, however, that in either such case if the date selected for purchase is not a Business Day, the purchase date shall be the next succeeding Business Day. Such notice shall (A) state the principal amount (or portion thereof) of such Remarketed Note to be purchased, (B) state the purchase date on which such Remarketed Note will be purchased, and (C) irrevocably request such purchase. Upon giving such notice, the Beneficial Owner of such

Remarketed Note will be deemed to have irrevocably tendered such Remarketed Note for remarketing as described below. Beneficial Owners may only tender Remarketed Notes in amounts of $100,000 and integral multiples thereof and no Remarketed Notes will be purchased in part if such partial purchase would result in the principal amount of any Remarketed Notes of such Beneficial Owner outstanding being in any denomination of less than $100,000 or an integral multiple thereof.

     Mandatory Tender of Initial Interest Rate Notes, Long Term Rate Notes or Floating Interest Rate Notes Other Than Daily or Weekly Interest Rate
Notes. Unless otherwise indicated in the applicable Prospectus Supplement, any Remarketed Note bearing interest at the Initial Interest Rate or in the Long Term Rate Mode or a Floating Interest Rate Mode other than the Daily or Weekly Interest Rate Mode will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto. Remarketed Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below. See "Provisions Applicable to Remarketed Notes -- Remarketing."

REMARKETING

     When any Remarketed Note is tendered for remarketing, the Remarketing Agent therefor will use its best efforts to remarket such Remarketed Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof (plus accrued interest, if any, in the case of Remarketed Notes bearing interest in a Daily or Weekly Interest Rate Mode). The Remarketing Agent may purchase tendered Remarketed Notes for its own account in a remarketing, but will not be obligated to do so. The Company may offer to purchase Remarketed Notes in a remarketing, provided that the interest rate established with respect to Remarketed Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Remarketed Notes. Any Remarketed Notes for which the Company shall have given a notice of redemption shall not be considered in a remarketing.

     Interest Rate Adjustment Date; Determination of Interest Rate. By 11:00 a.m., New York City time (or 9:30 a.m., New York City time, in the case of any Remarketed Note in the Daily Interest Rate Mode), on the Interest Rate Adjustment Date for any Remarketed Note, the Remarketing Agent will determine the interest rate for such Remarketed Note being remarketed to the nearest one-thousandth (0.001) of one percent per annum for the next Interest Rate Period; provided, that between 11:00 a.m., New York City time (or 9:30 a.m., New York City time, in the case of any Note in the Daily Interest Rate Mode) and 11:50 a.m., New York City time, the Remarketing Agent and Standby Remarketing Agent (if any) shall use their best efforts to determine the interest rate for any Notes not successfully remarketed as of the applicable deadline specified in this paragraph. In determining the applicable interest rate for such Remarketed Note and other terms, the Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of all Remarketed Notes of such series tendered on such date and the principal amount of such Remarketed Notes prospective purchasers are willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates therefor at which they would be willing to hold or purchase such Remarketed Notes.

     Notification of Results; Settlement. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date for any Remarketed Notes, the Remarketing Agent will notify the Company, the Trustee and DTC by telephone, confirmed in writing, of (i) the interest rate applicable to such Remarketed Notes for the next Interest Rate Period, (ii) the aggregate principal amount of tendered Remarketed Notes, and (iii) the aggregate principal amount of such tendered Remarketed Notes which the Remarketing Agent and the Standby Remarketing Agent, if any, were able to remarket, at a price equal to 100% of the principal amount thereof plus accrued interest, if any.

     By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the Remarketing Agent will advise each purchaser of such Remarketed Notes (or the DTC

Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Remarketed Notes that such purchaser is to purchase.

     Each purchaser of Remarketed Notes in a remarketing will be required to give instructions to its DTC Participant to pay the purchase price therefor in same day funds to the Remarketing Agent against delivery of the principal amount of such Remarketed Notes by book entry through DTC by 3:00 p.m., New York City time, on the Interest Rate Adjustment Date. Any Remarketed Notes bearing interest in a Daily or Weekly Interest Rate Mode for the Interest Rate Period immediately preceding a remarketing will be settled at a price of 100% of the principal amount thereof plus accrued interest from the most recent Interest Payment Date therefor to the date of settlement.

     All tendered Remarketed Notes will be automatically delivered to the account of the Remarketing Agent, by book entry through DTC against payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

     The Remarketing Agent will make payment to the DTC Participant of each tendering Beneficial Owner of Remarketed Notes subject to a remarketing, by book entry through DTC by the close of business on the Interest Rate Adjustment Date against delivery through DTC of such Beneficial Owner's tendered Remarketed Notes, of: (i) the purchase price for tendered Remarketed Notes that have been sold in the remarketing, and (ii) if any such Remarketed Notes were purchased pursuant to a Special Mandatory Purchase, the purchase price of such Remarketed Notes plus, in each case, accrued interest, if any, to such date.

     The transactions described above for a remarketing of any Remarketed Notes will be executed on the Interest Rate Adjustment Date for such Remarketed Notes through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and such Remarketed Notes delivered by book entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing.

     Except as otherwise set forth herein under "Provisions Applicable to Remarketed Notes -- Purchase and Redemption of Remarketed Notes," any Remarketed Notes tendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Remarketed Notes in such remarketing, and neither the Remarketing Agent for such Remarketed Notes nor the Standby Remarketing Agent, if any, or the Company will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

     Although tendered Remarketed Notes will be subject to purchase by the Remarketing Agent in a remarketing, the Remarketing Agent will not be obligated to purchase any such Remarketed Notes.

     The remarketing procedures set forth above will apply to all Remarketed Notes except to the extent otherwise indicated in the applicable Prospectus Supplement for such Remarketed Notes. The settlement procedures described above, including provisions for payment by purchasers of tendered Remarketed Notes or for payment to selling Beneficial Owners of tendered Remarketed Notes, may be modified to the extent required by DTC. In addition, the Remarketing Agent may, in accordance with the terms of the Indenture, modify the settlement procedures set forth above in order to facilitate the settlement process.

     As long as DTC's nominee holds the certificates representing any Remarketed Notes in the book entry system of DTC, no certificates for such Remarketed Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Remarketed Notes effected in any remarketing.

     Failed Remarketing. Unless otherwise provided in the applicable Prospectus Supplement, Remarketed Notes not successfully remarketed will be subject to Special Mandatory Purchase. The obligation of the Company to effect a Special Mandatory Purchase of the Remarketed Notes (the "Special Mandatory Purchase Right") can be satisfied either directly by the Company or through a Liquidity Provider (as hereinafter defined). By 12:00 o'clock noon, New York City time, on any Interest Rate Adjustment Date, the Remarketing Agent for such Remarketed Notes will notify the Liquidity Provider, if any, the Trustee and the Company by telephone or facsimile, confirmed in writing, of the principal amount of Remarketed Notes that such Remarketing Agent and the Standby

Remarketing Agent, if any, were unable to remarket on such date. In the event that the Company has entered into a Standby Note Purchase Agreement (as hereinafter defined) which is in effect on such date, such notice will constitute a demand for the benefit of the Company to the Liquidity Provider to purchase such unremarketed Remarketed Notes at a price equal to the outstanding principal amount thereof pursuant to the terms of such Standby Note Purchase Agreement. If a Standby Note Purchase Agreement is not in effect on such date, or if the Liquidity Provider fails to advance funds under the Standby Note Purchase Agreement, the Company will be required to purchase such unremarketed Remarketed Notes. In either case the Company will pay all accrued and unpaid interest, if any, on unremarketed Remarketed Notes to such Interest Rate Adjustment Date. Payment of the principal amount of unremarketed Remarketed Notes by the Company or the Liquidity Provider, as the case may be, and payment of accrued and unpaid interest, if any, by the Company, shall be made by deposit of same-day funds with the Remarketing Agent by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "Description of Remarketed Notes -- Purchase and Redemption of Remarketed Notes."

     The Remarketing Agent. The Company and the Remarketing Agent for Remarketed Notes will enter into a Remarketing Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The summaries below are summaries of certain provisions of the form of Remarketing Agreement and do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Remarketing Agreement.

     For its services in determining the interest rate and remarketing Remarketed Notes, the Remarketing Agent will receive from the Company a fee to be determined at the time of execution of the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers, including any Standby Remarketing Agent, a portion of any fees it receives from the Company for its services as Remarketing Agent reflecting Remarketed Notes sold through such broker-dealers to purchasers in remarketings.

     The Company will agree to indemnify the Remarketing Agent and the Standby Remarketing Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     The Remarketing Agreement will provide that the Company may in its absolute discretion replace the Remarketing Agent by giving 30 days prior notice to the Remarketing Agent and the Trustee, such replacement to be effective upon the Company's appointment of a successor to perform the services of the Remarketing Agent under the Remarketing Agreement. The Remarketing Agreement will also provide that the Company reserves the right to appoint or replace any Standby Remarketing Agent at any time.

     The Remarketing Agreement will also provide that the Remarketing Agent or any Standby Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Agent.

PURCHASE AND REDEMPTION OF REMARKETED NOTES

     Special Mandatory Purchase. Unless otherwise provided in the applicable Prospectus Supplement, Remarketed Notes which have not been remarketed by 12 o'clock noon, New York City time, on an Interest Rate Adjustment Date for such Remarketed Notes will be purchased by the Company directly or through a Liquidity Provider pursuant to the Special Mandatory Purchase Right. In such event, either the Company or, subject to the terms and conditions of a Standby Note Purchase Agreement, if any, which may be in effect on such date, the Liquidity Provider, will deposit same-day funds with the Remarketing Agent for such Remarketed Notes irrevocably in trust for the benefit of the Beneficial Owners of Remarketed Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. Such funds shall be in an amount sufficient to pay the aggregate purchase price of such unremarketed Remarketed Notes, equal to 100% of the principal amount thereof. In the event a Standby Note Purchase Agreement is in effect but the Liquidity Provider shall fail to advance funds for whatever reason thereunder, the Company will be obligated to purchase such unremarketed Remarketed Notes on such Interest Rate Adjustment Date. The Company will be responsible for paying the accrued interest, if any, on such Remarketed Notes by depositing sufficient same-day funds therefor with the Remarketing Agent by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. See "The Standby Note Purchase Agreement."

     Remarketed Notes purchased by the Liquidity Provider ("Purchased Notes") shall bear interest at the rates and be payable on the dates as may be agreed upon by the Company and the Liquidity Provider. Upon purchase of any Remarketed Note by the Liquidity Provider, all interest accruing thereon from the last date for which interest was paid shall accrue for the benefit of and be payable to the Liquidity Provider. Unless an event of default under the Standby Note Purchase Agreement occurs, the Remarketing Agent for such Remarketed Notes shall, subject to compliance with applicable securities laws, continue its remarketing efforts with respect to Purchased Notes until the earlier to occur of a successful remarketing of such Purchased Notes or the expiration of the Standby Note Purchase Agreement. All Purchased Notes that have been remarketed will be subject to Special Mandatory Purchase Rights when held by subsequent purchasers. In the event the Liquidity Provider holds Purchased Notes on the date the Standby Note Purchase Agreement expires, the Company will be required to purchase such Remarketed Notes on such date at a purchase price equal to the principal amount thereof plus accrued interest thereon to the purchase date. Such Remarketed Notes will remain outstanding and enjoy the benefits of the Indenture until such time as the Company delivers certificates for the Remarketed Notes to the Trustee for cancellation.

     Optional Redemption While Remarketed Notes are in a Floating Interest Rate Mode. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes in a Floating Interest Rate Mode are subject to redemption at the option of the Company in whole or in part on any Interest Rate Adjustment Date relating thereto, upon 30 days notice to the holders thereof at a redemption price equal to the aggregate principal amount of such Remarketed Notes to be redeemed plus accrued interest thereon to the redemption date.

     Redemption While Remarketed Notes are in the Long Term Rate Mode. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes in the Long Term Rate Mode are subject to redemption at the option of the Company at the times and upon the terms specified at the time of conversion to such Long Term Rate Mode.

     Redemption While Remarketed Notes are in the Fixed Interest Rate
Mode. Unless otherwise provided in the applicable Prospectus Supplement, any Remarketed Notes in the Fixed Interest Rate Mode will be subject to redemption at the option of the Company at the times and upon the terms specified at the time of conversion to such Fixed Interest Rate Mode.

     Allocation. Except in the case of a Special Mandatory Purchase, if the Remarketed Notes are to be redeemed in part, DTC, after receiving notice of redemption specifying the aggregate principal amount of Remarketed Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of DTC) the principal amount of such Remarketed Notes to be redeemed from the account of each DTC Participant. After making its determination as described above, DTC will give notice of such determination to each DTC Participant from whose account such Remarketed Notes are to be redeemed. Each such DTC Participant, upon receipt of such notice, will in turn determine the principal amount of Remarketed Notes to be redeemed from the accounts of the Beneficial Owners of such Remarketed Notes for which it serves as DTC Participant, and give notice of such determination to the Remarketing Agent.

SECURITY; PLEDGE OF MORTGAGE BONDS

     Unless otherwise set forth in the applicable Prospectus Supplement, each series of Remarketed Notes will be secured as to payment of principal, interest and premium, if any, as set forth below.

     General. In order to secure the obligation of the Company to pay the principal of (and premium, if any) and interest on the Remarketed Notes of each series, the Company will issue and deliver to and pledge with the Trustee its Mortgage Bond. (Section 401) The aggregate principal amount of the Remarketed Notes outstanding and maximum aggregate amount of premium thereon, if any, will not exceed the aggregate principal amount of the related Mortgage Bonds pledged with and held by the Trustee. The Mortgage Bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the related Remarketed Notes and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the related Remarketed Notes. Payments on the Remarketed Notes will satisfy payment obligations on the underlying Mortgage Bonds. The Mortgage Bonds will be secured by a first mortgage lien on certain property owned by the Company and will rank on a parity with all other general and refunding mortgage bonds of the Company. As of June 30, 1994, the Company had outstanding $3,499,836,000 aggregate principal amount of General and Refunding Mortgage Bonds. See "Provisions Applicable to General and Refunding Mortgage Bonds."

     Satisfaction of Payment Obligation on Mortgage Bond. The interest rate on the Mortgage Bond will be equal to the aggregate interest due on the related Remarketed Notes. The Indenture provides that the obligation of the Company to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bond will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of (and premium, if any) or interest on the related Remarketed Notes, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bond at any time shall be deemed to have been satisfied and discharged to the extent that the amount of the Company's obligation to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bond exceeds the obligation of the Company at that time to make any payment of the principal of (and premium, if any) or interest on the related Remarketed Notes.

     Redemption of Mortgage Bond. The Company covenants and agrees in the Indenture that upon the required payment of principal or premium, if any, becoming due and payable with respect to any Remarketed Notes, it will redeem the related Mortgage Bond in an aggregate principal amount equal to the amount becoming due and payable on such Remarketed Notes, plus accrued interest; provided, however, that the Company's obligation to redeem such Mortgage Bond will be fully or partially deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the Remarketed Notes, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such Remarketed Notes shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption, the Company covenants that it will not redeem the Mortgage Bond or take any action that will result in the Mortgage Trustee or the Company incurring an obligation to redeem the Mortgage Bond. (Section 404)

     Surrender and Exchange of Mortgage Bonds. The Trustee will surrender to the Mortgage Trustee for cancellation the Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of any other Mortgage Bond delivered to and pledged with the Trustee pursuant to the Indenture in exchange therefor; provided that the Mortgage Bonds so delivered to and pledged with the Trustee contain no provisions that would impair the benefit of the lien of the Mortgage in favor of the holders of the related Remarketed Notes. (Section 406(c))

EVENTS OF DEFAULT

     In addition to the Events of Default set forth above under "Provisions Applicable to All Debt Securities Other than Mortgage Bonds -- Events of Default", any one of the following events will constitute an Event of Default under the Indenture with respect to the Remarketed Notes of any series: (a) failure by the Company to comply with the provisions of the Indenture relating to the pledge of the Mortgage Bonds in respect of such series or to the provisions of such Mortgage

Bonds; (b) failure by the Company to purchase Remarketed Notes of such series held by the Liquidity Provider pursuant to the Standby Note Purchase Agreement, if any, continued for 60 days after written notice as provided in the Indenture; and (c) the occurrence of a "default" as such term is defined in the Mortgage. (Section 601)

     The Indenture provides that within 90 days after the occurrence of any Event of Default thereunder with respect to the Remarketed Notes of any series, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the Remarketed Notes of such series unless such Event of Default has been cured or waived; provided however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any such Remarketed Note of such series or a failure by the Company to comply with the provisions of the Indenture relating to the Mortgage Bonds or to the provisions of such Mortgage Bonds, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of Remarketed Notes of such series; and provided, further, that in the case of any default referred to in clause (a) of the preceding paragraph with respect to the Remarketed Notes of such series, no such notice to holders shall be given until at least 60 days after the occurrence thereof. (Section 701)

     If an Event of Default occurs and is continuing with respect to the Remarketed Notes of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Remarketed Notes of such series by all appropriate judicial proceedings, including the rights of the Trustee as the holder of the related Mortgage Bonds; provided, however, that the Trustee shall not have the power to sell the related Mortgage Bonds. (Section 603)

MODIFICATION AND WAIVER

     In addition to the provisions set forth above under "Provisions Applicable to All Debt Securities Other than Mortgage Bonds -- Modification and Waiver," no modification or amendment to the Indenture may, without the consent of each holder of Remarketed Notes affected thereby, modify or change the provisions of the Indenture relating to the pledge of the Mortgage Bond relating to any Remarketed Note or modify or change the provisions of the Mortgage or the related Mortgage Bond in a manner that is adverse to holders of any Remarketed Notes. (Section 1002)

THE STANDBY NOTE PURCHASE AGREEMENT

     In order to fulfill its obligations under the Special Mandatory Purchase Right, the Company may from time to time, at its option, enter into a Standby Note Purchase Agreement (the "Standby Note Purchase Agreement") with one or more banks or other credit providers (referred to individually and collectively herein as the "Liquidity Provider"), each of which, unless otherwise provided in the applicable Prospectus Supplement, has (i) obligations such as those under the Standby Note Purchase Agreement that are exempt from registration under the Act, (ii) long term senior debt ratings by Standard & Poor's Corporation and Moody's Investors Service, Inc. at least equal to those of the Company as of the date of the Standby Note Purchase Agreement and (iii) minimum combined capital and surplus of at least $50,000,000.

     The Company will retain the right to replace or add Liquidity Providers at any time. Purchasers of the Remarketed Notes should not rely upon the presence of Liquidity Providers in making an investment decision regarding the Remarketed Notes.

     Beneficial Owners of the Remarketed Notes will receive amounts advanced by the Liquidity Provider to the Remarketing Agent pursuant to any Standby Note Purchase Agreement in payment of the purchase price for Remarketed Notes subject to a Special Mandatory Purchase. See "Description of Remarketed Notes -- Purchase and Redemption of Remarketed Notes -- Special Mandatory Purchase." Pursuant to the Standby Note Purchase Agreement, if any, the Liquidity Provider will be obligated, upon receipt of an appropriate demand for payment from the

Remarketing Agent and so long as the Company is in compliance with the terms and conditions thereof, to purchase unremarketed Remarketed Notes in any Special Mandatory Purchase at a price equal to 100% of the outstanding principal amount thereof. Any such purchase will be effected upon the Liquidity Provider's receipt of notification of a failed remarketing not later than 12:00 o'clock noon, New York City time, on the date of the Special Mandatory Purchase by the deposit of same-day funds by the Liquidity Provider with the Remarketing Agent not later than 3:00 p.m., New York City time on such date. See "Provisions Applicable to Remarketed Notes -- Purchase and Redemption of Remarketed Notes." Notwithstanding the existence of the Standby Note Purchase Agreement, if any, the Company will be responsible for paying the accrued interest, if any, on any unremarketed Remarketed Notes by depositing sufficient same-day funds therefor with the Remarketing Agent not later than 3:00 p.m., New York City time, on the applicable date of Special Mandatory Purchase.

     The Liquidity Provider's obligation to advance funds will be subject to conditions specified in the Standby Note Purchase Agreement. Unless otherwise indicated in the applicable Prospectus Supplement, such conditions include: receipt by the Liquidity Provider of various documents, certificates and opinions from the Company; the continued accuracy of representations and warranties (other than with respect to material adverse change and litigation) made by the Company in the Standby Note Purchase Agreement; that no event has occurred and is continuing which would constitute an Event of Default under the Standby Note Purchase Agreement (such events include failure by the Company to pay amounts owing under the Standby Note Purchase Agreement, inaccuracy of representations and warranties when made, failure to perform covenants under the Standby Note Purchase Agreement, failure to pay any debt owing by the Company in excess of $10,000,000, certain events of bankruptcy or insolvency of the Company, an Event of Default under the Indenture or failure to maintain the security interest thereunder and the non-enforceability of certain related documents); and receipt by the Liquidity Provider of a properly completed notice of a failed remarketing and a borrowing request from the Remarketing Agent.

     The Company may indemnify a Liquidity Provider against certain liabilities arising out of or in connection with its duties under the Standby Note Purchase Agreement. A form of the Standby Note Purchase Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The summaries of certain provisions of any Standby Note Purchase Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such Standby Note Purchase Agreement.

PROVISIONS APPLICABLE TO SUBORDINATED DEBT SECURITIES

GENERAL

     Subordinated Debt Securities will be issued under the Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness of the Company (including any Senior Debt Securities) that may be outstanding from time to time.

SUBORDINATION

     The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company. (Section 401 of the Supplemental Indenture Creating Subordinated Debt Securities).

     Upon (i) any acceleration of the principal amount due on the Subordinated Debt Securities or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all Senior

Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Subordinated Debt Securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Subordinated Debt Securities would be entitled, except for the provisions of the Indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the Subordinated Debt Securities upon the Senior Indebtedness and the holders thereof with respect to the Subordinated Debt Securities and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Subordinated Debt Securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money's worth, after giving effect to any concurrent payments or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Subordinated Debt Securities. The consolidation of the Company with or the merger of the Company into another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

     In the event that any payment or distribution of assets of the Company of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the Holders of Subordinated Debt Securities before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No payment on account of principal of, premium, if any, sinking funds or interest on the Subordinated Debt Securities shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any Senior Indebtedness has been made or duly provided for in money or money's worth in accordance with the terms of such Senior Indebtedness. No payment on account of principal, premium, if any, sinking funds or interest on the Subordinated Debt Securities shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any Senior Indebtedness, or (ii) there shall have occurred an event or default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

SUBROGATION

     From and after the payment in full of all Senior Indebtedness, the Holders of the Subordinated Debt Securities (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the Subordinated Debt Securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the Subordinated Debt Securities shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to Holders of the Subordinated Debt Securities, shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Subordinated Debt Securities, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that these provisions of the Indenture are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Debt Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in the Indenture is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Subordinated Debt Securities, the obligation of the Company, which is unconditional and absolute, to pay to the Holders of the Subordinated Debt Securities the principal of and interest on the Subordinated Debt Securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the Holders of the Subordinated Securities and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything therein prevent the Holder of any Subordinated Debt Security from exercising all remedies otherwise permitted by applicable law upon default under such Subordinated Debt Security subject to the rights of the holders of Senior Indebtedness to receive cash, property or securities of the Company otherwise payable or deliverable to the Holders of the Subordinated Debt Securities or to a representative of such Holders, on their behalf.

     The term "Senior Indebtedness" is defined in the Indenture as indebtedness incurred by the Company for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by the Company of the foregoing items of indebtedness for money borrowed by persons other than the Company and all obligations as lessee under any and all leases of property, equipment and other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, unless, in any such case, such indebtedness, guarantee or obligation provides by its terms that it shall not constitute Senior Indebtedness.

     If Subordinated Debt Securities are issued under the Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                           DTC BOOK-ENTRY-ONLY SYSTEM

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be registered under a book-entry-only system maintained by The Depository Trust Company, New York, New York ("DTC"). The book-entry-only system will evidence ownership interests in the Debt Securities in book-entry-only form. Purchasers of ownership interests in the Debt Securities will not receive certificates representing their interests in the Debt Securities purchased. Transfers of ownership interests will be effected on the records of DTC and its participating organizations (the "DTC Participants") pursuant to rules and procedures established by DTC.

     Certain of the following information concerning the procedures and record keeping with respect to ownership interests in the Debt Securities, payment of interest and other payments on the Debt Securities to DTC Participants or Beneficial Owners (as hereafter defined), confirmation and transfer of ownership interests in the Debt Securities and other related transactions by and between DTC, the DTC Participants and Beneficial Owners is based solely on information contained in a published report of DTC.

     DTC, an automated clearinghouse for securities transactions, will act as securities depository for the Debt Securities. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC was created to hold securities of the DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of security certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

     The ownership of the fully-registered Debt Securities will be registered in the name of Cede & Co., as nominee for DTC. Ownership interests in the Debt Securities may be purchased by or through DTC Participants and will be recorded on the records of the DTC Participants, whose interests in turn will be recorded on a computerized book-entry-only system operated by DTC. Such DTC Participants and the persons for whom they acquire interests in the Debt Securities as nominees ("Beneficial Owners") will not receive Debt Security certificates, but each such DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in the Debt Securities, which will be confirmed in accordance with DTC's standard procedures. Each such Beneficial Owner for whom a DTC Participant acquires an interest in the Debt Securities, as nominee, may desire to make arrangements with such DTC Participant to have all communications of the Company and the Trustee to DTC, which may affect such Beneficial Owner, be forwarded in writing by such DTC Participant and to have notifications made of all payments of principal and interest with respect to his beneficial interest. The Company and the Trustee will treat DTC (or its nominee) as the sole and exclusive owner of the Debt Securities registered in its name for the purposes of payment of the principal and interest on the Notes, giving any notice permitted or required to be given to holders under the Indenture, registering the transfer of Notes, and for all other purposes whatsoever, and shall not be affected by any notice to the contrary. The Company and the Trustee shall not have any responsibility or obligation to any DTC Participant, any person claiming a beneficial ownership interest in the Debt Securities under or through DTC or any DTC Participant, or any other person which is not shown on the registration books of the Trustee as being a holder, with respect to: the accuracy of any records maintained by DTC or any DTC Participant; the payment by DTC or any DTC Participant of any amount in respect of the principal or interest on the Debt Securities; any notice which is permitted or required to be given to holders thereunder or under the conditions to transfers or exchanges adopted by the Company; or any other action taken by DTC as a holder. Principal and interest on the Debt Securities will be paid by the Trustee or, in the case of any Remarketed Notes, the Remarketing Agent to DTC or its nominee. Disbursement of such payments to the DTC Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of the DTC Participants or the Indirect Participants. NEITHER THE COMPANY NOR THE TRUSTEE NOR, IN THE CASE OF ANY SERIES OF REMARKETED NOTES, THE REMARKETING AGENT WILL HAVE ANY RESPONSIBILITY OR OBLIGATIONS TO SUCH DTC PARTICIPANTS OR THE PERSONS FOR WHOM THEY ACT AS NOMINEES WITH RESPECT TO THE PAYMENTS TO OR THE PROVIDING OF NOTICE FOR THE DTC PARTICIPANTS, OR THE INDIRECT PARTICIPANTS, OR THE BENEFICIAL OWNERS.

     SO LONG AS CEDE & CO., AS NOMINEE OF DTC, IS THE REGISTERED OWNER OF THE DEBT SECURITIES, REFERENCES HEREIN TO THE SECURITYHOLDERS OR REGISTERED OWNERS OF THE DEBT SECURITIES SHALL MEAN CEDE & CO., AND SHALL NOT MEAN THE BENEFICIAL OWNERS.

     For every transfer and exchange of beneficial ownership of Debt Securities, a Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

     When reference is made to any action which is required or permitted to be taken by the Beneficial Owners, such reference shall only relate to action by such Beneficial Owners or others permitted to act (by statute, regulation or otherwise) on behalf of such Beneficial Owners for such purposes. When notices are given, they shall be sent by the Trustee to DTC only. Conveyance of notices and other communications by DTC to DTC Participants and Indirect Participants and in turn by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory and regulatory requirements then in effect.

     Principal and interest payments on the Debt Securities will be made to DTC or its nominee, Cede & Co., as registered owner of the Debt Securities. Upon receipt of any such payments, DTC's current practice is to immediately credit the accounts of the DTC Participants in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant.

     DTC may determine to discontinue providing its services with respect to the Debt Securities at any time by giving notice to the Company and discharging its responsibilities with respect thereto under applicable law. In addition, the Company may determine that continuation of the system of book-entry-only transfers through DTC (or a successor securities depository) is not in the best interests of the Beneficial Owners or is burdensome to the Company. If for either reason the book-entry-only system is discontinued, certificates for the Debt Securities will be delivered to the Beneficial Owners thereof.

     Certain of the information contained in this sub-section has been extracted from a report from DTC. No representation is made by the Company as to the completeness or the accuracy of such information or as to the absence of material adverse changes in such information subsequent to the date hereof.

SAME-DAY SETTLEMENT AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, settlement for the Debt Securities will be made by a purchaser in immediately available funds. While the Debt Securities are in the book-entry-only system described above, all payments of principal and interest will be made by the Trustee or, in the case of any series of Remarketed Notes, the Remarketing Agent on behalf of the Company to DTC in immediately available funds.

     Secondary trading in long-term debt securities is generally settled in clearing-house or next-day funds. Unless otherwise set forth in the applicable Prospectus Supplement, while the Debt Securities are in the book-entry-only system described above, they will trade in DTC's Same-Day Fund Settlement System until maturity. During such period, secondary market trading activity in the Debt Securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Debt Securities.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary, which is based upon the advice of Brown & Wood, special tax counsel to the Company, whose opinion is set forth herein, of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Debt Securities is based upon laws, regulations, rulings and decisions now in effect (or, in the case of certain regulations, in proposed form), all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Debt Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding

Debt Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Debt Securities should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Debt Securities arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Debt Security that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Debt Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Debt Security that is not a U.S. Holder.

U.S. HOLDERS

     Payments of Interest. Payments of interest on a Debt Security generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount ("Discount Debt Securities"). The following summary is based upon final Treasury regulations (the "OID Regulations") issued by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The OID Regulations, which replaced certain proposed original issue discount regulations that were issued on December 21, 1992, generally apply to debt instruments issued on or after April 4, 1994.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The issue price of an issue of Debt Securities equals the first price at which a substantial amount of such Debt Securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Debt Security is the sum of all payments provided by the Debt Security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Debt Security or any "true" discount on such Debt Security (i.e., the excess of the Debt Security's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Debt Security would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Debt Security are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Debt Security must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues over the entire term of the Discount Debt Security under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount includible in income by the initial U.S. Holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Debt Security. The "daily portion" of original issue discount on any Discount Debt Security is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Debt Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between
(i) the product of the Discount Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the sum of the issue price of the Discount Debt Security plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Debt Security that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Debt Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Debt Security after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Debt Security at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Debt Security for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Debt Security) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Debt Securities that provide for stated interest at one or more variable interest rates ("Floating Rate Debt Securities") are subject to special rules whereby a Floating Rate Debt Security will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Debt Security by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the

Floating Rate Debt Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Floating Rate Debt Security is denominated,
(iii) either the yield or changes in the price of one or more items of actively traded personal property (other than stock or debt of the issuer or a related party) or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Debt Security's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Floating Rate Debt Security provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Debt Security which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Floating Rate Debt Security is issued at a "true" discount (i.e., at a price below the Debt Security's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Floating Rate Debt Security arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security.

     In general, any other Floating Rate Debt Security that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Floating Rate Debt Security. The OID Regulations generally require that such a Floating Rate Debt Security be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Debt Security's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security. In the case of a Floating Rate Debt Security that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Debt Security as of the Floating Rate Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Debt Security is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Debt Security is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Floating Rate Debt Security will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Debt Security during the accrual period.

     If a Floating Rate Debt Security does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Debt Security would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Floating Rate Debt Security would be taxed if such Floating Rate Debt Security were treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Floating Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement.

     Certain of the Debt Securities (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Debt Securities containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Debt Securities with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Debt Securities.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election is only available for debt instruments acquired on or after April 4, 1994.

     Remarketed Notes. Under general principles of current United States Federal income tax law, payments of interest on a Remarketed Note generally would be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). Under these principles, all interest payable with respect to the Remarketed Notes at the Initial Interest Rate and all interest payable on Remarketed Notes in the Fixed Interest Rate Mode generally would be includible in income by a U.S. Holder as ordinary interest when such interest is accrued or received. Any amounts payable on Remarketed Notes in a Floating Interest Rate Mode or in the Long Term Rate Mode would be treated as contingent interest and generally would be includible in income by a U.S. Holder as ordinary interest on the respective dates that the amount of such interest is accrued or when such amount is received.

     Although the matter is not free from doubt, each Floating Interest Rate Mode and the Long Term Rate Mode should individually constitute separate qualified floating rates under the OID Regulations since the interest rate for Remarketed Notes in either a Floating Interest Rate Mode or the Long Term Rate Mode will be periodically reset to a market rate pursuant to a remarketing and such remarketing can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Remarketed Notes are denominated. In addition, the IRS has announced in IRS Notice 88-90, I.R.B. 1988-34, that payments of interest with respect to a debt instrument will not be treated as contingent interest (which would disqualify the debt instrument from being a "variable rate debt instrument" under the OID Regulations) merely because the interest rate on the debt instrument may be reset to a market rate determined through a remarketing or reset procedure. Furthermore, IRS Notice 88-90 provides that the interest rate on a debt instrument which is reset to a market rate pursuant to a remarketing may be subject to a specified minimum or maximum rate (e.g., the Maximum Rate) as long as the remarketing procedure is not subject to manipulation (e.g., to create a front-loading or back-loading of interest). Thus, since the interest rate on any Remarketed Note in a Floating Interest Rate Mode or in the Long Term Rate Mode for any Interest Rate Period commencing on a certain Interest Rate Adjustment Date, is established by an independent agent on such Interest Rate Adjustment Date at the lowest rate that will enable the Remarketed Notes to trade at par, each Floating Interest Rate Mode and the Long Term Rate Mode should individually constitute separate qualified floating rates.

     The Remarketed Notes will initially bear interest at the Initial Interest Rate. Thereafter, each Remarketed Note will bear interest in either a Floating Interest Rate Mode, the Long Term Rate Mode or the Fixed Interest Rate Mode. Any Remarketed Note in a Floating Interest Rate Mode may be converted at the option of the Company to a different Floating Interest Rate Mode, to the Long Term Rate Mode or permanently converted to the Fixed Interest Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note. In addition, any Remarketed Note in the Long Term Rate Mode, at any time during the term of such Remarketed Note, may be converted at the option of the Company to a Floating Interest Rate Mode or permanently converted to the Fixed Interest Rate Mode on any Interest Rate Adjustment Date for such Remarketed Note.

     Since the Remarketed Notes provide for payment of 100% of the principal amount thereof at maturity and assuming that the Remarketed Notes will not be issued at a premium in excess of the de minimis premium permitted under the OID Regulations for qualification as a "variable rate debt instrument", if any of the Remarketed Notes are converted from the Initial Interest Rate to bear interest only at one or more Floating Interest Rate Modes or the Long Term Rate Mode throughout the remaining term thereof, then it could possibly be argued that such Remarketed Note (or Notes) should qualify as "variable rate debt instruments" under the OID Regulations and should not be treated as contingent payment debt obligations, based on the theory that such Remarketed Note (or Notes) would provide for stated interest at a single fixed rate (i.e., the Initial Interest Rate) followed by current values of one or more qualified floating rates, payable at least annually. Similarly, if any of the Remarketed Notes are converted from the Initial Interest Rate to bear interest in the Fixed Interest Rate Mode throughout the remaining term thereof, then it could possibly be argued that such Remarketed Note (or Notes) should be treated as providing for stated interest at a single fixed rate followed by a second fixed rate. Under this analysis, such Remarketed Note (or Notes) would also not be treated as contingent payment debt obligations and such Remarketed Note (or Notes) could possibly be treated as having been issued with original issue discount to the extent that amounts payable with respect to such Remarketed Note (or Notes) at one of the two fixed rates exceeds amounts payable with respect to the Remarketed Note (or Notes) at the other fixed rate. Furthermore, it could also possibly be argued that all of the Remarketed Notes should qualify as "variable rate debt instruments" under the OID Regulations based on the theory that the Initial Interest Rate should be treated as a qualified floating rate, the Initial Interest Rate together with the first rate in effect subsequent to the Initial Interest Rate should be treated as a single qualified floating rate and/or that the Fixed Interest Rate Mode should be treated as a qualified floating rate. If any or all of the Remarketed Notes were to qualify as "variable rate debt instruments" then all payments of interest on such Remarketed Notes would constitute payments of qualified stated interest and would be taxed accordingly.

     Despite the foregoing, because it will be unknown, as of the original issuance of the Remarketed Notes, whether or to what extent the Company will convert the Remarketed Notes from one Interest Rate Mode to another, none of the Remarketed Notes may qualify as "variable rate debt instruments" under the OID Regulations and all of the Remarketed Notes may be treated as contingent payment debt obligations, regardless of the extent to which the Company actually converts the Remarketed Notes from one Interest Rate Mode to another. Due to the uncertainty surrounding the proper treatment of the Remarketed Notes under the OID Regulations, prospective investors in the Remarketed Notes are advised to consult their own tax advisors regarding the proper treatment of the Remarketed Notes under the OID Regulations. If the Remarketed Notes do not qualify as "variable rate debt instruments" under the OID Regulations, then the Remarketed Notes will be treated as contingent payment debt obligations.

     It is not entirely clear under law how the Remarketed Notes would be taxed if they were treated as contingent payment debt obligations. As previously discussed, under general principles of current United States Federal income tax law, any amounts payable with respect to Remarketed Notes in a Floating Interest Rate Mode or in the Long Term Rate Mode should be treated as contingent interest and generally should be includible in income by a U.S. Holder as ordinary interest on the respective dates that the amount of such interest is accrued or when such amount is received. All interest payable with respect to the Remarketed Notes at the Initial Interest Rate and all interest payable on Remarketed Notes in the Fixed Interest Rate Mode generally should be includible in a U.S. Holder's income as ordinary interest when such interest is accrued or received.

     However, in 1986, the Treasury Department issued proposed regulations (the "1986 Proposed Regulations" and, together with the OID Regulations, the "Treasury Regulations") under the original issue discount provisions of the Code concerning contingent payment debt obligations. The 1986 Proposed Regulations were not replaced by the OID Regulations and contain a retroactive effective date of July 1, 1982. Thus, if the Remarketed Notes were treated as contingent payment debt obligations and if the 1986 Proposed Regulations are ultimately adopted in their current form, then the 1986 Proposed Regulations would apply to the Remarketed Notes. Such application of the 1986 Proposed Regulations to the Remarketed Notes could cause timing differences (as discussed below) with respect to income reported on the Remarketed Notes as compared to the timing of income recognition on the Remarketed Notes had the 1986 Proposed Regulations not applied.

     Under the 1986 Proposed Regulations, the amount payable with respect to a Remarketed Note at the Initial Interest Rate should be treated as original issue discount and should be includible in income by a U.S. Holder as ordinary interest as it accrues over the entire term of the Remarketed Note under a constant yield method, regardless of the U.S. Holder's regular method of tax accounting. In addition, if the 1986 Proposed Regulations were applied to the Remarketed Notes, the amount of interest that accrues with respect to a Remarketed Note during each Interest Rate Period during which interest is payable at a rate other than the Initial Interest Rate should be treated as ordinary interest and generally should be includible in income by a U.S. Holder on the Interest Rate Adjustment Date occurring on the first day of each such Interest Rate Period. The amount of principal due and payable with respect to a Remarketed Note at maturity, or upon earlier redemption of the Remarketed Note, should be treated by a U.S. Holder as a return of principal.

     In accordance with the foregoing rules, under the 1986 Proposed Regulations, a U.S. Holder of a Remarketed Note that has been converted to the Fixed Interest Rate Mode (a "Fixed Rate Remarketed Note") should be required to include in income as ordinary interest, on the date of conversion to the Fixed Interest Rate Mode (the "Conversion Date"), the entire amount of interest that accrues with respect to the Fixed Rate Remarketed Note from the Conversion Date to the next succeeding Interest Payment Date (the "Initial Fixed Interest Rate Period"), because the Interest Payment Date occurring on the last day of the Initial Fixed Interest Rate Period would be the only Interest Payment Date that would occur within six months of the Conversion Date. However, under the 1986 Proposed Regulations, only an amount equal to the present value of the amount of interest that accrues with respect to the Fixed Rate Remarketed Note (the "Discounted Interest Amount") during each Interest Rate Period succeeding the Initial Fixed Interest Rate Period (the "Subsequent Fixed Interest Rate Periods") should be includible in income by a U.S. Holder of a Fixed Rate Remarketed Note as ordinary interest on the Conversion Date.

     Under such circumstances, a U.S. Holder of a Fixed Rate Remarketed Note should also be required to treat an amount equal to the excess of (i) the amount of interest that accrues with respect to the Fixed Rate Remarketed Note during each Subsequent Fixed Interest Rate Period over (ii) the Discounted Interest Amount for each such Subsequent Fixed Interest Rate Period as original issue discount, and generally should be required to include such discount applicable to each such Subsequent Fixed Interest Rate Period in income under the constant yield method over a period commencing on the Conversion Date and concluding on the Interest Payment Date relating to each such Subsequent Fixed Interest Rate Period. The amount of principal due and payable with respect to a Fixed Rate Remarketed Note at maturity, or upon earlier redemption of the Fixed Rate Remarketed Note, should be treated by a U.S. Holder as a return of principal.

     There is no assurance that the 1986 Proposed Regulations will be adopted or, if adopted, adopted in their current form. In addition, on January 19, 1993, the Treasury Department issued proposed regulations (the "1993 Proposed Regulations") concerning contingent payment debt obligations which would have replaced the 1986 Proposed Regulations. However, on January 22, 1993, the United States Government's Office of Management and Budget announced that certain proposed regulations which had not yet been published in the Federal Register, including the 1993 Proposed Regulations, had been withdrawn. It is unclear whether the 1993 Proposed Regulations will be re-proposed or, if re-proposed, what effect, if any, such regulations would have on the Remarketed Notes. Based upon the foregoing, the continued viability of the 1986 Proposed Regulations is uncertain. It should also be noted that proposed Treasury regulations are not binding upon either the IRS or taxpayers prior to becoming effective as temporary or final regulations. Prospective investors in the Remarketed Notes are urged to consult their own tax advisors regarding the application of the Treasury Regulations to their investment in the Remarketed Notes and the effect of possible changes to the Treasury Regulations on their investment in the Remarketed Notes.

     Short-Term Debt Securities. Debt Securities that have a fixed maturity of one year or less ("Short-Term Debt Securities") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Debt Security will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Debt Security will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Debt Security on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount. If a U.S. Holder purchases a Debt Security, other than a Discount Debt Security, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Debt Security, for an amount that is less than its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Debt Security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Debt Security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Debt Security with market discount until the maturity of the Debt Security or its earlier disposition in a taxable transaction, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Debt Security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes.

     Premium. If a U.S. Holder purchases a Debt Security for an amount that is greater than its stated redemption price at maturity, such U.S. Holder will be considered to have purchased the Debt Security with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Security and may offset interest otherwise required to be included in respect of the Debt Security during any taxable year by the amortized amount of such excess for the taxable year. However, if the Debt Security may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Debt Security.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Debt Security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Debt Security. A U.S. Holder's adjusted tax basis in a Debt Security generally will equal such U.S. Holder's initial investment in the Debt Security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Debt Security. Such gain or loss generally will be long-term capital gain or loss if the Debt Security were held for more than one year.

     Foreign Currency Debt Securities. Any special United States Federal income tax considerations applicable to Debt Securities that provide for the payment of principal, premium (if any) or interest in a currency other than U.S. dollars will be discussed in the applicable Prospectus Supplement.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Debt Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United

States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Debt Security under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Debt Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Debt Security, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Debt Securities will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Debt Securities would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Debt Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Debt Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Debt Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single purchaser, (iii) through agents or

(iv) through any combination of the above. An accompanying Prospectus Supplement will set forth the terms of the offering of the Debt Securities offered thereby, including the name or names of any underwriters, the purchase price of the Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters are used in the sale of Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement, the several obligations of the underwriters to purchase any Debt Securities offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to take and pay for all of such Debt Securities if any are taken.

     The Debt Securities may be sold directly by the Company or through underwriters or agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agents will be set forth, in an accompanying Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Act.

     The place and time of delivery for the Debt Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Christopher C. Nern, Esq., Vice President and General Counsel of the Company, and for any underwriters, dealers or agents by counsel named in the applicable Prospectus Supplement. Brown & Wood, special tax counsel to the Company, has passed upon certain United States federal income tax considerations with respect to the Debt Securities.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of the Company for the three-and twelve-month periods ended March 31, 1994 and the three-, six- and twelve-month periods ended June 30, 1994, incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 10, 1994 and August 8, 1994, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

     The statements made in the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 (which are incorporated in this Prospectus by reference), as to matters of law with respect to regulation and environmental matters and the statements made herein under the caption "Description of Debt Securities", have been reviewed by Christopher C. Nern, Esq., Vice President and General Counsel of the Company, and have been made in reliance upon his opinion and upon his authority as an expert.

(DETROIT EDISON LOGO)

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               ------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                           PAGE
                                           ----
The Company..............................   S-2
Risk Factors.............................   S-2
Selected Historical Consolidated
  Financial Data.........................   S-4
Ratios of Earnings to Fixed Charges......   S-4
Capitalization...........................   S-4
Year End 1995 Results....................   S-5
Description of the QUIDS.................   S-5
Certain United States Federal Income Tax
  Consequences...........................  S-10
Legal Opinions...........................  S-13
Underwriting.............................  S-13
Experts..................................  S-14
Independent Auditors.....................  S-14
                  PROSPECTUS
Available Information....................     2
Incorporation of Certain Documents by
  Reference..............................     2
The Company..............................     3
Use of Proceeds..........................     3
Regulatory Matters.......................     3
Fermi 2..................................     4
Competition..............................     5
Ratio of Earnings to Fixed Charges.......     6
Description of Debt Securities...........     6
DTC Book-Entry-Only System...............    27
Certain United States Federal Income Tax
  Considerations.........................    29
Plan of Distribution.....................    38
Legal Opinions...........................    39
Experts..................................    39

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                                  $185,000,000

                           THE DETROIT EDISON COMPANY

                          7 5/8% QUARTERLY INCOME DEBT
                              SECURITIES (QUIDS(SM))
                              (JUNIOR SUBORDINATED
                              DEFERRABLE INTEREST
                             DEBENTURES, DUE 2026)

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                             PROSPECTUS SUPPLEMENT

                               ------------------

                              GOLDMAN, SACHS & CO.
                               SMITH BARNEY INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

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